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Exhibit 4.8

CAW NETWORKS, INC.

SERIES B PREFERRED STOCK
PURCHASE AGREEMENT

October 16, 2001

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6.6	Amendment and Waiver	14
6.7	Delays or Omissions	15
6.8	Waiver of Conflicts	16
6.9	Notices	16
6.10	Expenses	16
6.11	Attorneys' Fees	16
6.12	Titles and Subtitles	16
6.13	Counterparts	16
6.14	Broker's Fees	16
6.15	Exculpation Among Purchasers	17
6.16	Confidentiality	17
6.17	Pronouns	17
6.18	California Corporate Securities Law	17

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LIST OF EXHIBITS

Schedule of Purchasers	Exhibit A
Restated Certificate	Exhibit B
Amended and Restated Investor Rights Agreement	Exhibit C
Amended and Restated Voting Agreement	Exhibit D
Amended and Restated Co-Sale Agreement	Exhibit E
Form of Legal Opinion	Exhibit F
Form of Confidential Information and Invention Assignment Agreement	Exhibit G

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CAW NETWORKS, INC.

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

        THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of October 16, 2001, by and among CAW NETWORKS, INC., a Delaware corporation (the "Company"), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as "Purchasers" and each individually as a "Purchaser").

Recitals

        WHEREAS, the Company has authorized the sale and issuance of an aggregate of Eight Million Five Hundred Forty-Five Thousand Four Hundred Fifty-Five (8,545,455) shares of its Series B Preferred Stock (the "Shares");

        WHEREAS, Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and

        WHEREAS, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

        1.    AGREEMENT TO SELL AND PURCHASE.

          1.1    Authorization of Shares.    On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized (a) the sale and issuance to Purchasers of the Shares and (b) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the "Conversion Shares"). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B (the "Restated Certificate").

          1.2    Sale and Purchase.    Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser's name on Exhibit A, at a purchase price of One Dollar and Sixty-Five Cents ($1.65) per share.

        2.    Closing, Delivery and Payment.

          2.1    Closing.    The closing of the sale and purchase of the Shares under this Agreement shall take place at 1:00 p.m. on the date hereof, at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California 94025 or at such other time or place as the Company and Purchasers may mutually agree (such time and place are designated as the "Initial Closing"). In the event there is more than one closing, the term "Closing" shall apply to each such closing unless otherwise specified herein.

          2.2    Delivery.    At each Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by check, wire transfer made payable to the order of the Company, cancellation of indebtedness or any combination of the foregoing.

          2.3    Subsequent Closings.    If less than 8,545,455 shares of Series B Preferred Stock are sold at the Initial Closing, the Company shall have the right, at any time within 180 days of the Initial Closing, to sell such remaining shares of Series B Preferred Stock to one or more additional purchasers as determined by the Company's Board of Directors, or to any Purchaser hereunder who wishes to acquire additional shares of Series B Preferred Stock at the price and on the terms set forth herein, provided that any such additional purchaser shall (i) become a party to this Agreement and the Related Agreements (as defined in Section 3.1 below), and (ii) have the rights and obligations hereunder and thereunder, by executing and delivering to the Company an additional counterpart signature page to each of this Agreement and the Related Agreements. Any additional purchaser so acquiring shares of Series B Preferred Stock shall be considered a "Purchaser" for purposes of this Agreement, and any Series B Preferred Stock so acquired by such additional purchaser shall be considered "Shares" for purposes of this Agreement and all other agreements contemplated hereby.

        3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Except as set forth on a Schedule of Exceptions delivered by the Company to the Purchasers at the Closing, the Company hereby represents and warrants to each Purchaser as of the date of this Agreement as follows:

          3.1    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Amended and Restated Investor Rights Agreement attached hereto as Exhibit C (the "Investor Rights Agreement"), the Amended and Restated Voting Agreement attached hereto as Exhibit D (the "Voting Agreement") and the Amended and Restated Co-Sale Agreement attached hereto as Exhibit E (the "Co-Sale Agreement") (collectively, the "Related Agreements"), to issue and sell the Shares and the Conversion Shares, and to carry out the provisions of this Agreement, the Related Agreements and the Restated Certificate and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

          3.2    Subsidiaries.    The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

          3.3    Capitalization; Voting Rights.    The authorized capital stock of the Company, immediately prior to the Initial Closing, will consist of:

            (a)   36,547,850 shares of Common Stock, par value $0.0001 per share, 16,311,129 shares of which are issued and outstanding immediately prior to the Initial Closing. All issued and outstanding shares of the Company's Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Company has a right of first refusal over transfers of all outstanding shares of Common Stock.

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            (b)   16,949,500 shares of Preferred Stock, par value $0.0001 per share, 8,404,000 of which are designated Series A Preferred Stock, 6,786,715 of which are issued and outstanding, and 8,545,500 of which are designated Series B Preferred Stock, none of which are issued or outstanding. All issued and outstanding shares of the Company's Preferred Stock (a) have been duly authorized and validly issued (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Preferred Stock are as stated in the Restated Certificate. Each series of Preferred Stock is convertible into Common Stock on a one-for-one basis.

            (c)   The Company has reserved 9,304,535 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2000 Stock Plan (the "Stock Plan"). Of such reserved shares of Common Stock, 3,823,425 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 2,137,350 shares have been granted and are currently outstanding or are committed for issuance, and 1,050,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

            (d)   Other than the 9,304,535 shares reserved for issuance under the Company's 2000 Stock Plan and except as may be granted pursuant to the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

          3.4    Valid Issuance of Securities.    The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Certificate, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon the Purchasers; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

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          3.5    Authorization; Binding Obligations.    All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Certificate has been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in Section 2.9 of the Investor Rights Agreement may be limited by applicable laws. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

          3.6    Financial Statements.    The Company has made available to each Purchaser its financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended December 31, 2000, for the three-month period ended March 31, 2001 and for the six-month period ended June 30, 2001 (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2001 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.

          3.7    Agreements; Action.

            (a)   Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company's Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

            (b)   There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) indemnification by the Company with respect to infringements of proprietary rights.

            (c)   The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

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            (d)   For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          3.8    Obligations to Related Parties.    There are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company. None of the officers or directors of the Company, or 10% stockholders of the Company, or any members of their immediate families, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          3.9    Title to Properties and Assets; Liens, Etc.    The Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. With respect to the property and assets it leases, the Company and its subsidiaries are in compliance with such leases and, to the best of the Company's knowledge, hold a valid leasehold interest free of any liens, claims or encumbrances. The Company's and its subsidiaries' property and assets, both owned and leased, are sufficient to enable it to conduct the Company's and its subsidiaries' business as presently conducted.

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          3.10    Patents and Trademarks.    The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently conducted. Neither the execution nor delivery of this Agreement or of any Related Agreement, nor the carrying on of the Company's business as presently conducted by the employees of the Company, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

          3.11    Compliance with Other Instruments.    The Company is not in violation or default of any term of its Restated Certificate or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Certificate, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

          3.12    Litigation.    There is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened against the Company that questions the validity of this Agreement, or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

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          3.13    Employees.    The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation, including, without limitation, any acceleration of vesting, following termination of employment with the Company, or in connection with a merger, acquisition or sale of all, or substantially all, of the assets of the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company that is pending, or to the knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving its employees. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

          3.14    Confidential Information and Invention Assignment Agreements.    Each current employee, officer and consultant of the Company has executed a Confidential Information and Invention Assignment Agreement in the Company's standard form, a copy of which is attached hereto as Exhibit G. No current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with or engagement by the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's Confidential Information and Invention Assignment Agreement.

          3.15    Registration Rights and Voting Rights.

            (a)   Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Investor Rights Agreement) any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

            (b)   To the Company's knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

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          3.16    Compliance with Laws; Permits.    The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

          3.17    Offering Valid.    Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

          3.18    Changes.    Since June 30, 2001, there has not been:

            (a)   the acquisition by the Company of any material assets or the incurrence by the Company of any material liabilities;

            (b)   any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

            (c)   any waiver or compromise by the Company or its subsidiaries of a valuable right or of a material debt owed to it;

            (d)   any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any of its subsidiaries;

            (e)   any material change to a material contract or agreement by which the Company or any of its subsidiaries or any of their assets is bound or subject;

            (f)    any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

            (g)   any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

            (h)   any resignation or termination of employment of any officer or key employee of the Company;

            (i)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

            (j)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

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            (k)   any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

            (l)    any declaration, setting aside or payment or other distribution in respect to any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

            (m)  to the best of the Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of the Company or its subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

            (n)   any debt, obligation or liability incurred, assumed or guaranteed by the Company or any of its subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business; or

            (o)   any arrangement or commitment by the Company or any of its subsidiaries to do any of the things described in this Section 3.18.

          3.19    Employee Benefit Plans.    The Company has complied with all applicable local, state and federal regulations with respect to each employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement and employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

          3.20    Tax Returns and Payments.    The Company has filed all federal, state and local tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement.

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          3.21    Insurance.    The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any (including all) of its properties that might be damaged or destroyed.

          3.22    Corporate Documents.    The Restated Certificate and Bylaws of the Company are in the form provided to counsel for the Purchasers. The copy of the minute books of the Company provided to the Purchasers' counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects accurately in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

          3.23    Real Property Holding Corporation.    The Company is not a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

          3.24    Environmental and Safety Laws.    The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of the Company's knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

          3.25    Qualified Small Business Stock.    To the best of the Company's knowledge, as of the date hereof, the Shares qualifies as "Qualified Small Business Stock" as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended,

          3.26    Disclosure.    The Company has fully provided the Purchasers with all the information which the Purchasers have requested for deciding whether to acquire the Shares. No representation or warranty of the Company contained in this Agreement, the Related Agreements and the exhibits attached hereto, nor any certificate furnished or to be furnished to Purchasers at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided, however, that with respect to the financial and other projections provided by the Company, the Company only warrants that such projections were prepared in good faith, and the Company does not warrant that it will achieve such projections.

        4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

        Each Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

          4.1    Requisite Power and Authority.    Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.9 of the Investor Rights Agreement may be limited by applicable laws.

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          4.2    Investment Representations.    Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

            (a)    Purchaser Bears Economic Risk.    Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

            (b)    Acquisition for Own Account.    Purchaser is acquiring the Shares and the Conversion Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

            (c)    Purchaser Can Protect Its Interest.    Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

            (d)    Accredited Investor.    Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

            (e)    Company Information.    Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

            (f)    Rule 144.    Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

            (g)    Residence.    If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Exhibit A.

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          4.3    Transfer Restrictions.    Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.

        5.    CONDITIONS TO CLOSING.

          5.1    Conditions to Purchasers' Obligations at the Closing.    Purchasers' obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

            (a)    Representations and Warranties True; Performance of Obligations.    The representations and warranties made by the Company in Section 3 hereof shall be true and correct as of the Closing with the same force and effect as if they had been made as of the Closing, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

            (b)    Legal Investment.    At the Closing, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

            (c)    Consents, Permits, and Waivers.    The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

            (d)    Filing of Restated Certificate.    The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing.

            (e)    Corporate Documents.    The Company shall have delivered to Purchasers or their counsel, copies of all corporate documents of the Company as Purchasers shall reasonably request.

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            (f)    Reservation of Conversion Shares.    The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

            (g)    Compliance Certificate.    The Company shall have delivered to Purchasers a Compliance Certificate, executed by the President of the Company, dated as of the Initial Closing, to the effect that the conditions specified in subsections (a), (c), (d) and (f) of this Section 5.1 have been satisfied.

            (h)    Secretary's Certificate.    The Secretary of the Company shall deliver to the Purchasers at the Closing a certificate certifying (i) the Restated Certificate, (ii) the Bylaws of the Company, (iii) resolutions of the Board of Directors of Company approving the Agreements and the transactions contemplated hereby and thereby, and (iv) resolutions of the stockholders of Company approving the Restated Certificate.

            (i)    Investor Rights Agreement.    An Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties thereto.

            (j)    Voting Agreement.    A Voting Agreement substantially in the form attached hereto as Exhibit D shall have been executed and delivered by the parties thereto.

            (k)    Co-Sale Agreement.    A Co-Sale Agreement substantially in the form attached hereto as Exhibit E shall have been executed and delivered by the parties thereto.

            (l)    Board of Directors.    Upon the Closing, the authorized size of the Board of Directors of the Company shall be five (5) and the Board shall consist of Andrew Foss, Richard Bush, Thomas H. Bredt, John Dunham and Gil Cabral.

            (m)    Legal Opinion.    The Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Initial Closing, in substantially the form attached hereto as Exhibit F.

            (n)    Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          5.2    Conditions to Obligations of the Company.    The Company's obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:

            (a)    Representations and Warranties True.    The representations and warranties in Section 4 made by those Purchasers acquiring Shares hereof shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

            (b)    Performance of Obligations.    Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.

            (c)    Filing of Restated Certificate.    The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

            (d)    Investor Rights Agreement.    An Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the Purchasers.

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            (e)    Voting Agreement.    A Voting Agreement substantially in the form attached hereto as Exhibit D shall have been executed and delivered by the parties thereto.

            (f)    Co-Sale Agreement.    A Co-Sale Agreement substantially in the form attached hereto as Exhibit E shall have been executed and delivered by the parties thereto.

            (g)    Consents, Permits, and Waivers.    The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

            (h)    Termination of Spirent Loan Agreement.    The Company shall have received evidence, satisfactory to its counsel, that the Loan Agreement by and between the Company and Spirent Holdings Corporation ("Spirent") dated August 22, 2001, including any ancillary agreements thereto, (the "Loan Agreement") has been terminated and that any and all outstanding amounts drawn against the Loan Agreement including any interest due thereunder (if any) have been converted into Shares.

        6.    MISCELLANEOUS.

          6.1    Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California, without giving effect to principles of conflicts of law.

          6.2    Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby for a period of two (2) years following the Closing. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

          6.3    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

          6.4    Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

          6.5    Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        6.6    Amendment and Waiver.

            (a)   This Agreement may be amended or modified only upon the written consent of the Company and holders of at least a majority of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public). Notwithstanding the foregoing, the parties hereto agree that the issuance and sale of Shares by the Company to additional Purchasers pursuant to the terms of this Agreement at each Closing will require only the consent of the Company, and will not be considered an amendment or waiver triggering other required approvals under this Section 6.6.

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            (b)   The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived only with the written consent of the holders of at least a majority of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

          6.7    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Certificate, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Restated Certificate or any waiver on such party's part of any provisions or conditions of the Agreement, the Related Agreements, or the Restated Certificate must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Restated Certificate, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

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          6.8    Waiver of Conflicts.    Each party to this Agreement acknowledges that Venture Law Group ("VLG"), outside general counsel to the Company, has in the past performed and is or may now or in the future represent one or more of the Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the "Financing"), including representation of such Purchasers or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that VLG inform the parties hereunder of this representation and obtain their consent. VLG has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. It is the belief of VLG that these terms and conditions represent an arm's length transaction between the Company and the Purchasers. Purchasers have been represented by independent legal counsel regarding the terms of the Financing. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, VLG has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to VLG's representation of the Company in the Financing.

          6.9    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

          6.10    Expenses.    Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement except that the Company shall, at the Closing, reimburse the reasonable fees of and expenses of Cooley Godward LLP, special counsel to Spirent, not to exceed $25,000.

          6.11    Attorneys' Fees.    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

          6.12    Titles and Subtitles.    The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          6.13    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          6.14    Broker's Fees.    Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.14 being untrue.

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          6.15    Exculpation Among Purchasers.    Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares and Conversion Shares.

          6.16    Confidentiality.    Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement or the Related Agreements, discussions or negotiations relating to this Agreement or the Related Agreements, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder. The provisions of this Section 6.16 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

          6.17    Pronouns.    All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

          6.18    California Corporate Securities Law.    THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

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        IN WITNESS WHEREOF, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:
CAW NETWORKS, INC.
By:	/s/ ANDREW FOSS Andrew Foss President
Address:	67 East Evelyn Avenue Suite 350 Mountain View, CA 94041

SIGNATURE PAGE TO SERIES B
PREFERRED STOCK PURCHASE AGREEMENT

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        IN WITNESS WHEREOF, the parties hereto have executed the SERIES B PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASER:
Spirent Holdings Corporation
By:	/s/ FRANK V. PIZZI
Name:	Frank V. Pizzi (print)
Title:	Secretary / Treasurer
Address:	1300 Veterans Memorial Hwy Hauppauge, NY 11788

SIGNATURE PAGE TO SERIES B
PREFERRED STOCK PURCHASE AGREEMENT

19

        IN WITNESS WHEREOF, the parties hereto have executed the SERIES B PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASERS:
MENLO VENTURES VIII, L.P. BY: MV MANAGEMENT VIII, L.L.C. Its General Partner
By:	/s/ [ILLEGIBLE] Managing Member
MENLO ENTREPRENEURS FUND VIII, L.P. BY: MV MANAGEMENT VIII, L.L.C. Its General Partner
By:	/s/ [ILLEGIBLE] Managing Member
MMEF VIII, L.P. BY: MV MANAGEMENT VIII, L.L.C. Its General Partner
By:	/s/ [ILLEGIBLE] Managing Member
Address:	3000 Sand Hill Road Building 4, Suite 100 Menlo Park, CA 94025 Attn: Thomas Bredt

SIGNATURE PAGE TO SERIES B
PREFERRED STOCK PURCHASE AGREEMENT

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AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2002, among Spirent plc, a company organized under the laws of England and Wales ("Parent"), Spirent Holdings Corporation, a Delaware corporation ("SHC") and an indirect, wholly-owned subsidiary of Parent, Cancun Acquisition Corp., a Delaware corporation and a wholly-owned, direct subsidiary of SHC ("Merger Sub") and Caw Networks, Inc., a Delaware corporation (the "Company"). Capitalized terms used in this Agreement without definition are defined in ARTICLE VIII.

RECITALS

        WHEREAS, the respective boards of directors of each of Parent, SHC, Merger Sub and the Company have determined that it is in the best interests of each of their respective companies and stockholders for Merger Sub to be merged with and into the Company, on the terms and subject to the conditions of this Agreement (the "Merger");

        WHEREAS, SHC is currently the record holder of 5,515,152 shares of Series B Preferred Stock of the Company (such shares, the "SHC Preferred Stock");

        WHEREAS, as a result of the Merger, all issued and outstanding shares of, and warrants to purchase, capital stock of the Company (other than the SHC Preferred Stock) shall be converted into the right to receive the applicable Merger Consideration, and all options to acquire shares of the capital stock of the Company shall be converted into options to purchase shares of the capital stock of Parent, each on the terms and subject to the conditions set forth herein; and

        WHEREAS, Parent's willingness to enter into this Agreement and to consummate the Merger is conditioned upon the execution and delivery of the Pre-Merger Agreement of Stockholders on the date hereof by Stockholders holding a majority of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class, and a majority of the outstanding stock of the Company entitled to vote on the adoption of this Agreement.

        NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

The Merger

        1.1.    The Merger.

          (a)    The Merger.    At the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company will be the surviving corporation in the Merger, and the Company, following the Merger, is sometimes referred to herein as the "Surviving Corporation".

          (b)    Effects of the Merger.    The Merger shall, from and after the Effective Time, have all the effects provided therefor by the DGCL. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all liabilities and duties of Merger Sub and the Company shall become the liabilities and duties of the Surviving Corporation. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the Parties agree that the Surviving Corporation will be authorized to take any and all such action.

          (c)    Organizational Documents.    The Certificate of Incorporation and Bylaws of the Company shall be amended and restated as of the Effective Time to read as set forth in Exhibits A and B, respectively, and, as so amended, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation.

          (d)    Directors and Officers.    As of the Effective Time, the existing directors of the Company shall resign. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time, and they shall hold office as set forth in the Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, and they shall hold office as set forth in the Bylaws of the Surviving Corporation.

        1.2.    Conversion of Stock.    At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any securities of the Company, Merger Sub, Parent or any other Person:

          (a)    Conversion of Common Stock.

            (i)  Each issued and outstanding share of the common stock of the Company, par value $.0001 per share (the "Common Stock"), other than shares of Common Stock owned by Dissenting Stockholders and shares of Common Stock held in the Company's treasury, shall be cancelled and extinguished and converted into the right to receive from SHC, subject to Sections 1.2(a)(i), 1.5 and 1.9, (x) at the Effective Time, cash equal to the Common Stock Closing Amount and (y) at the Earn-Out Date, the Common Stock Earn-Out Amount, if any. The Common Stock Closing Amount and the Common Stock Earn-Out Amount, collectively, are herein referred to as the "Common Stock Merger Consideration". All of such outstanding shares of Common Stock, when so converted, shall cease to have any rights with respect thereto, other than the right to receive the Common Stock Merger Consideration.

           (ii)  (A) Conversion of Old Restricted Stock. Each share of Old Restricted Stock that is held as of the Effective Date shall not be converted as set forth in Section 1.2(a)(i) but instead shall be converted into a right to receive Deferred Consideration pursuant to the following terms:

  (i)
  At the request of SHC, Parent shall issue to the trustee of an employee benefit trust (the "Trust") for each such share of Old Restricted Stock such number of Parent Ordinary Shares equal to (x) the Common Stock Closing Amount, divided by (y) the Effective Price (converted into U.S. Dollars using the Exchange Rate).

  (ii)
  If, as of the Effective Time, the Effective Price is greater than the Market Price, SHC shall also pay to the Trust an amount of cash (payable in U.S. dollars, based on the Exchange Rate) equal to the difference between the Effective Price and such Market Price, multiplied by the number of Parent Ordinary Shares to be issued with respect to such share of Old Restricted Stock (such cash amount and Parent Ordinary Shares described in Section 1.2(a)(ii)(A)(i) above, collectively, the "Deferred Consideration").

  (iii)
  If the Common Stock Earn-Out Amount with respect to any share of Old Restricted Stock is paid to the Trust (in accordance with Section 1.9), then the Deferred Consideration shall also include the Common Stock Earn-Out Amount payable in respect of such share of Old Restricted Stock pursuant to Section 1.9.

  (iv)
  Subject to Section 1.2(a)(ii)(C) below, the Deferred Consideration will be held by the Trust for the benefit of the Restricted Stockholder until the date or dates upon which the Repurchase Rights applicable to the corresponding share of Old Restricted Stock would have otherwise lapsed, in accordance with the terms of such Repurchase Rights and assuming the Restricted Stockholders continued employment through such dates, regardless of the Restricted Stockholder's continued employment through such dates, and such Deferred Consideration shall be paid directly to the Restricted Stockholder immediately thereafter. Notwithstanding the foregoing, the Deferred Consideration held by the Trust shall not be subject to any right of repurchase by the Trust or any other employment-related vesting requirements.

          (B)  Conversion of Early Exercise Restricted Stock. Each share of Early Exercise Restricted Stock that is held as of the Effective Date shall not be converted as set forth in Section 1.2(a)(i) but instead shall be converted into the right to receive Restricted Consideration under the following terms:

  (i)
  At the request of SHC, Parent shall issue to the trustee of the Trust for each such share of Early Exercise Restricted Stock such number of Parent Ordinary Shares ("New Restricted Stock") equal to (x) the Common Stock Closing Amount, divided by (y) the Effective Price (converted into U.S. Dollars using the Exchange Rate). The New Restricted Stock shall be subject to a Repurchase Right exercisable by the Trust (and the Company hereby assigns such Repurchase Right to the Trust) until such shares of New Restricted Stock vest in accordance with the schedule pursuant to which the corresponding share of Early Exercise Restricted Stock would have vested.

  (ii)
  The repurchase price for each share of New Restricted Stock shall equal the product of (x) the repurchase price for the corresponding share of Early Exercise Restricted Stock as in effect immediately prior to the Effective Time, multiplied by (y) a fraction, (i) the numerator of which is the Effective Price (converted into U.S. Dollars using the Exchange Rate) and (ii) the denominator of which is the Common Stock Closing Amount.

  (iii)
  If, as of the Effective Time, the Effective Price is greater than the Market Price, SHC shall also pay to the Trust an amount of cash (payable in U.S. dollars, based on the Exchange Rate) equal to the difference between the Effective Price and such Market Price, multiplied by the number of shares of New Restricted Stock to be issued with respect to such share of Early Exercise Restricted Stock (such cash amount and New Restricted Stock described in Section 1.2(a)(ii)(B)(i) above, collectively, the "Restricted Consideration"). Such cash amount shall be paid to the Restricted Stockholder if, and only if, and at such time as, such Restricted Stockholder has vested in him or her the applicable shares of New Restricted Stock pursuant to Section 1.2(a)(ii)(B)(v) below.

  (iv)
  If the Common Stock Earn-Out Amount with respect to any share of Early Exercise Restricted Stock is paid to the Trust (in accordance with Section 1.9), then the Restricted Consideration shall also include the Common Stock Earn-Out Amount payable in respect of such share of Early Exercise Restricted Stock pursuant to Section 1.9.

  (v)
  Notwithstanding the foregoing, the general provisions governing the vesting of each share of Early Exercise Restricted Stock, as set forth in the stock option agreement pursuant to which the Early Exercise Restricted Stock was granted, shall continue to apply with respect to the corresponding Restricted Consideration. Subject to Section 1.2(a)(ii)(C) below, the Restricted Consideration shall be held in escrow by the Trust until the date or dates upon which such Restricted Consideration vests in accordance with this paragraph.

          (C)  Restricted Stock Assumption Agreements. Each Restricted Stockholder shall execute appropriate agreements, substantially in the form of Exhibit C hereto, giving effect to this Section 1.2(a)(ii) and acknowledging that the Deferred Consideration or Restricted Consideration, as the case may be, shall be held as collateral for any note made by such Restricted Stockholder to the Company, if any, in connection with the original issuance of such Restricted Stockholder's shares of Restricted Stock until the discharge of such note.

          (b)    Conversion of Preferred Stock.

            (i)  Each issued and outstanding share of Non-SHC Preferred Stock, other than shares of Preferred Stock owned by Dissenting Stockholders and shares of Preferred Stock held in the Company's treasury, shall be cancelled and extinguished and shall be converted into the right to receive, subject to Section 1.5: (i) at the Effective Time, cash from SHC equal to (x) the Common Stock Closing Amount, multiplied by (y) the number of shares of Common Stock into which such share of Non-SHC Preferred Stock is convertible as of the Effective Time (the "Non-SHC Preferred Stock Closing Amount") and (ii) at the applicable Earn-Out Date, the Non-SHC Preferred Stock Earn-Out Amount, if any. The Non-SHC Preferred Stock Closing Amount and the Non-SHC Preferred Stock Earn-Out Amount are collectively herein referred to as the "Non-SHC Preferred Stock Merger Consideration". All of the outstanding shares of Non-SHC Preferred Stock, at the Effective Time, shall cease to have any rights with respect thereto, other than the right to receive the Non-SHC Preferred Stock Merger Consideration.

           (ii)  Each issued and outstanding share of SHC Preferred Stock shall be converted into the right to receive one ten thousandth (1/10,000) of a share of the common stock of the Surviving Corporation as of the Effective Time.

          (c)    Fractional Shares.    No fractional Parent Ordinary Shares shall be issued hereunder. Each Stockholder otherwise entitled to receive a fraction of a Parent Ordinary Share from Parent pursuant to this Section 1.2 or Section 1.9 shall receive, in lieu thereof, an amount of cash equal to the Market Price multiplied by the fraction of a Parent Ordinary Share to which such Stockholder would otherwise be entitled at such time.

          (d)    Cancellation of Treasury Shares.    Each share of the capital stock of the Company held in the Company's treasury shall be cancelled and no cash, Parent Ordinary Shares or other consideration shall be delivered in exchange therefor.

          (e)    Capital Stock of Merger Sub.    Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (f)    Termination of Warrants.    Each warrant to purchase capital stock of the Company that remains unexercised as of the Effective Time shall be terminated, and no cash, Parent Ordinary Shares or other consideration shall be payable therefor.

        1.3.    Treatment of Options.

          (a)   At the Effective Time, or as soon thereafter as permitted by applicable Law, by virtue of the Merger and without any action taken by any holder of an option (an "Option") to purchase Common Stock granted to any current employee or director of the Company, each outstanding Option shall be automatically converted into an option to acquire Parent Ordinary Shares (each, a "New Option") in an amount, at an exercise price and on the terms as provided below:

            (i)  The number of Parent Ordinary Shares to be subject to each New Option shall be the number of Parent Ordinary Shares equal to the number of shares of Common Stock subject to such Option multiplied by a fraction, (x) the denominator of which is the Effective Price (converted into U.S. Dollars using the Exchange Rate) and (y) the numerator of which is the Common Stock Closing Amount, provided that any fractional number of Parent Ordinary Shares resulting from such multiplication shall be rounded down to the nearest whole share.

           (ii)  The exercise price for each Parent Ordinary Share under each New Option shall be an amount of U.S. Dollars equal to the exercise price per share of Common Stock under the Option, multiplied by a fraction, (x) the numerator of which is the Effective Price (converted into U.S. Dollars using the Exchange Rate) and (y) the denominator of which is the Common Stock Closing Amount.

          (iii)  In the event that the Option Earn-Out Amount becomes payable pursuant to Section 1.9, the number of Parent Ordinary Shares subject to each New Option, and the exercise price with respect to each Parent Ordinary Share subject to such New Option, shall be adjusted to the number of Parent Ordinary Shares and exercise price that would have resulted pursuant to Section 1.3(a)(i) and 1.3(a)(ii) had the Option Earn-Out Amount for such New Option been taken into account in the determination of such number and price as of the Effective Time.

          (iv)  The terms and conditions (including with respect to the vesting thereof) of the New Options will be substantially the same as the terms and conditions of the cancelled Options, except as set out in the amended and restated rules of the Plan adopted by Parent and as needed (A) to reflect the change in the security subject to the New Option, (B) to incorporate the provisions of this Section 1.3, (C) to provide that such New Options shall be exercisable only by the payment of cash and to the extent permitted by Parent at the date of exercise, by the sale of a number of Parent Ordinary Shares subject to the Option and (D) to comply with UK securities and company laws and tax and listing requirements.

          (b)   In connection with the grant of the New Options, Parent (or its employee benefit trust) shall (i) reserve for issuance or transfer the number of Parent Ordinary Shares that will become subject to the New Options pursuant to this Section 1.3 and (ii) from and after the Effective Time, upon exercise of New Options, make available for issuance or transfer all Parent Ordinary Shares covered by such exercised New Options, subject to the terms and conditions applicable to such New Options.

          (c)   The grantee of a New Option shall execute a stock option assumption agreement in the form attached hereto as Exhibit G, which, among other things, shall provide that such New Option shall be in full and complete satisfaction of any obligation of the Company, the Surviving Corporation or Parent to such holder in respect of the corresponding cancelled Option.

          (d)   The assumption and replacement of Options with New Options and the related adjustments provided under this Agreement with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code, and the Parties agree to treat the New Options consistent with such intent.

          (e)   If the Effective Price is in excess of the Market Price as of the Closing Date, the holder of each Option will be entitled to receive upon the exercise thereof in accordance with the terms of the New Option, an amount of cash (payable in U.S. Dollars, based on the Exchange Rate) equal to the difference between such Effective Price and such Market Price, each as of the Closing Date, multiplied by the number of Parent Ordinary Shares into which such New Option is being exercised.

          (f)    Each option to purchase Common Stock held immediately prior to the Effective Time by a Person that is not an employee of the Company shall be cancelled at the Effective Time, and no consideration shall be payable or issuable therefor, provided that, irrespective of any vesting provisions to the contrary, such Person shall be entitled to exercise his or her option in full, for cash or in consideration for the conversion of outstanding indebtedness of the Company to such Person, prior to the Effective Time.

        1.4.    Closing; Effective Time.

          (a)    Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, or such other place and time as may be mutually agreed to by Parent and the Company, as soon as possible but in no event later than five Business Days after the satisfaction of the conditions set forth in Article VI, except for those conditions that by their terms are satisfied by deliveries at the Closing, unless the parties otherwise agree in writing. The "Closing Date" shall be the date on which the Closing actually occurs.

          (b)    Effective Time.    At the Closing, Merger Sub and the Company will cause a Certificate of Merger, substantially in the form set forth as Exhibit D hereto to be executed and filed with the Secretary of State of the State of Delaware, as required by the DGCL (the "Certificate of Merger"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing and is deemed effective under applicable Law.

        1.5.    Escrow Arrangements; Repayment of Indebtedness to Company.

          (a)   At the Closing, SHC shall deliver the Escrow Amount to the Escrow Agent. The cash that would otherwise be issued to certain Stockholders as of the Effective Time pursuant to Section 1.2 shall be proportionately reduced (based on the cash that would otherwise be payable pursuant to Section 1.2 to such Stockholders) by an aggregate amount equal to the Escrow Amount. The Escrow Agent shall hold and release the Escrow Amount in accordance with the terms of the Escrow Agreement.

          (b)   At the Closing, SHC shall deliver to the Surviving Corporation the cash that would otherwise be payable pursuant to Section 1.2(a)(i) to a Stockholder who has outstanding indebtedness to the Company immediately prior to the Effective Time, up to the total amount of such indebtedness, and the amount payable by the Payment Agent to such Stockholder pursuant to Section 1.6 shall be reduced by such amount.

        1.6.    Exchange of Certificates.

          (a)   Prior to the Effective Time, SHC shall designate The Bank of New York ("BONY") or such other bank or trust company reasonably satisfactory to Parent and the Company as payment agent for the Merger (the "Payment Agent"). Immediately prior to the Effective Time, SHC shall deposit or cause to be deposited with the Payment Agent an amount of cash sufficient to enable the Payment Agent to effect, subject to Section 1.5, the cash payments payable as of the Effective Time pursuant to Sections 1.2(a)(i), 1.2(a)(ii) (if any) and 1.2(b). As soon as practicable after the Effective Time and, in any event, not later than three Business Days after the Effective Time, SHC and Parent will cause the Payment Agent to deliver by overnight courier to each Stockholder as of the Effective Time a letter of transmittal, which shall be accompanied by a copy of the Post-Merger Agreement of Stockholders (if such Stockholder was not a party to the Pre-Merger Agreement of Stockholders). The letter of transmittal will include instructions on how such former Stockholder can surrender its certificates representing, as the case may be, Common Stock or Preferred Stock ("Certificates") in exchange for the applicable Merger Consideration such former Stockholder was entitled to receive as of the Effective Time, and stating that delivery will be effected, and risk of loss and title to Certificates will pass, only when the former Stockholder delivers those Certificates to the Payment Agent.

          (b)   On surrendering its Certificate to the Payment Agent, and delivering an executed letter of transmittal, a counterpart signature to the Post-Merger Agreement of Stockholders (if applicable) and an accredited investor questionnaire (if requested), and, in the case of Restricted Stockholders, the agreement referred to in Section 1.2(a)(ii), the holder of a Certificate will be entitled to receive, and the Payment Agent shall send, within three Business Days after receipt of such materials, properly completed, to all Stockholders other than Restricted Stockholders, the applicable amount of cash as set forth in Section 1.2(a) or 1.2(b), as applicable (but subject to Section 1.5), paid by check drawn on a U.S. bank, and, to Restricted Stockholders, an acknowledgement by Parent that the applicable number of Parent Ordinary Shares have been issued to the Trust pursuant to Section 1.2(a)(ii) and an acknowledgment by the Payment Agent that any cash required to be paid in connection with such issuance of Parent Ordinary Shares pursuant to Section 1.2(a)(ii) has been delivered to the Trust, and, to the Trust, any such cash. In no event will any holder of a Certificate be entitled to any interest or earnings on the amounts deposited by SHC with the Payment Agent pending distribution. The Payment Agent shall accept such certificates upon compliance with such reasonable terms and conditions as it may impose to effect orderly payment thereof in accordance with normal payment practices. If any cash is to be remitted to a name other than that in which the Certificate surrendered for payment is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the Person requesting such payment shall pay to the Surviving Corporation or the Payment Agent any transfer or other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation or the Payment Agent that such Tax has been paid or is not applicable.

          (c)   At and after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any of the Company's securities therein. If, after the Effective Time, Certificates are presented to the Payment Agent for any reason, they shall be cancelled and exchanged as provided for in this Section 1.6.

          (d)   All cash paid, and all Parent Ordinary Shares issued pursuant to this Section 1.6 (along with the cash delivered to the Escrow Agent pursuant to Section 1.5 and any cash paid with respect to fractional shares pursuant to Section 1.2(c)), will be deemed to have been issued in full satisfaction of all rights relating to the Shares, other than the right, if any, to receive cash or Parent Ordinary Shares pursuant to Section 1.9.

          (e)   SHC may cause the Payment Agent to return any amounts deposited with the Payment Agent remaining unclaimed 365 days after the Effective Time, and thereafter each remaining holder of a Certificate shall look only to the Surviving Corporation as a general creditor thereof with respect to consideration hereunder to which such holder is entitled upon surrender of such holder's Certificate. Notwithstanding the foregoing, neither the Payment Agent nor any other Person will be liable to a holder of a Certificate for any amount properly paid and required to be paid to a public official pursuant to any abandoned property, escheat or similar Laws.

          (f)    Investment of Payment Fund.    The Payment Agent shall invest any cash included in the Payment Fund as directed by SHC; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest or income produced by, such investments shall be payable to SHC.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SHC or Parent, the provision of an indemnity by such Person in form and substance reasonably acceptable to SHC or Parent against any claim that may be made against it with respect to such Certificate, the Payment Agent shall pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration therefor pursuant to this Agreement.

          (h)    Withholding Right.    Parent, SHC or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or an Option such amounts as Parent, SHC or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, SHC or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the certificate in respect of which such deduction and withholding was made by Parent, SHC or the Payment Agent.

        1.7.    Legends; Restrictions.

          (a)    General Legend.    The certificates for the Parent Ordinary Shares issued in connection with the Merger (including upon exercise of any New Options) will bear the following legends (or substantially similar legends):

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS (THE "SECURITIES ACTS"). THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) UPON SUCH REGISTRATION, (ii) ON THE LONDON STOCK EXCHANGE THROUGH CAZENOVE & CO. OR SCHRODERS SALOMON SMITH BARNEY OR THEIR RESPECTIVE SUCCESSORS OR (iii) OTHERWISE, PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACTS AND UPON DELIVERY TO SPIRENT PLC OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SPIRENT PLC TO THE EFFECT THAT SUCH EXEMPTION IS AVAILABLE. THESE SECURITIES ARE ALSO SUBJECT TO OTHER RESTRICTIONS ON TRANSFER CONTAINED IN THE AGREEMENTS OF STOCKHOLDERS, DATED AS OF                        AND                         BY AND AMONG SPIRENT PLC AND CERTAIN SHAREHOLDERS OF SPIRENT PLC, A COPY OF WHICH IS ON FILE AT THE OFFICE OF SPIRENT PLC, SPIRENT HOUSE, CRAWLEY BUSINESS QUARTER, FLEMING WAY, CRAWLEY, WEST SUSSEX, RH10ZQL, UNITED KINGDOM.

        The Parent Ordinary Shares issued pursuant to Section 1.2(a)(ii) will also bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN CAW NETWORKS, INC. AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF CAW NETWORKS, INC.

        1.8.    Shares of Dissenting Stockholders.

          (a)   Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person who (i) has neither voted in favor of the Merger nor consented in writing to it and who otherwise complies with the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares, or (ii) has not voted in favor of the Merger and who otherwise complies with the provisions of the California General Corporation Law (the "California Statute") concerning the right of holders of Shares to dissent from the Merger and require the purchase of their Shares for cash (in each case, each such Person, a "Dissenting Stockholder", and such shares, the "Dissenting Shares") will not be converted as described in Section 1.2, but will become the right to receive the consideration determined to be due to that Dissenting Stockholder under the DGCL and the California Statute.

          (b)   If, after the Effective Time, any Dissenting Stockholder withdraws, fails to perfect or otherwise loses his, her or its demand for appraisal or purchase for cash under the DGCL or the California Statute, as applicable, each of such Dissenting Stockholder's Shares will be deemed to be converted as of the Effective Time into the right to receive the Common Stock Merger Consideration or the Non-SHC Preferred Stock Merger Consideration, as the case may be, in the manner contemplated by Section 1.2.

          (c)   The Company or, after the Effective Time, the Surviving Corporation, will give Parent:

            (i)  prompt notice of any demands for appraisal or purchase of Shares it receives; and

           (ii)  the opportunity to participate in and direct all negotiations and proceedings with respect to those demands.

  The Company or, after the Effective Time, the Surviving Corporation, will not, without the Parent's prior written consent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        1.9.    Earn-Out.

          (a)   Following the Effective Time, SHC will be obligated to pay additional cash in connection with the Merger if and to the extent required by this Section 1.9, provided that SHC shall have the option of requiring Parent to issue Parent Ordinary Shares in lieu of such cash.

          (b)   The amount of cash payable by SHC or the number of Parent Ordinary Shares to be issued by Parent, as the case may be, if any, will be determined as follows, subject to Section 1.9(b)(vi):

            (i)  If (x) the Integrated Revenues during the period commencing January 1, 2003 and ending December 31, 2003 (the "Earn-Out Period") are equal to or less than $25 million, and (y) the requirements specified in Section 1.9(b)(vii) are not met, then SHC shall not be obligated to pay any amount.

           (ii)  [reserved]

          (iii)  If the Integrated Revenues during the Earn-Out Period are greater than $25 million and less than or equal to $28 million and SHC elects to pay in cash, then SHC shall pay for each $100,000.00 of such Integrated Revenues greater than $25 million, the sum of $666,666.67 plus the Equity-Based Adjustment. If the Integrated Revenues during the Earn-Out Period are greater than $25 million and less than or equal to $28 million and SHC elects to require Parent to issue Parent Ordinary Shares, then Parent shall issue Parent Ordinary Shares having an Earn-Out Value of $666,666.67 for each $100,000.00 of such Integrated Revenues greater than $25 million.

          (iv)  If the Integrated Revenues during the Earn-Out Period are greater than $28 million and less than or equal to $33 million and SHC elects to pay in cash, then SHC shall pay (x) the sum of $20 million and the Equity-Based Adjustment plus (y) for each $100,000.00 of such Integrated Revenues greater than $28 million, $400,000.00 plus the Equity-Based Adjustment. If the Integrated Revenues during the Earn-Out Period are greater than $28 million and less than or equal to $33 million and SHC elects to require Parent to issue Parent Ordinary Shares, then Parent shall issue Parent Ordinary Shares having an Earn-Out Value of (x) $20 million plus (y) for each $100,000.00 of such Integrated Revenues greater than $28 million, $400,000.00.

           (v)  If the Integrated Revenues during the Earn-Out Period are greater than $33 million and SHC elects to pay in cash, then SHC shall pay the lesser of (A) the sum of $50 million and the Equity-Based Adjustment and (B) (x) the sum of $40 million and the Equity-Based Adjustment, plus (y) for each $100,000.00 of such Integrated Revenues greater than $33 million, the sum of $142,857.15 and the Equity-Based Adjustment. If the Integrated Revenues during the Earn-Out Period are greater than $33 million and SHC elects to require Parent to issue Parent Ordinary Shares, then Parent shall issue Parent Ordinary Shares having an Earn-Out Value of the lesser of (A) $50 million and (B) (x) $40 million plus (y) for each $100,000.00 of such Integrated Revenues greater than $33 million, $142,857.15.

          (vi)  Notwithstanding anything to the contrary contained herein, if SHC chooses to require Parent to issue additional Parent Ordinary Shares pursuant to this Section 1.9(b), and the Market Price exceeds £2.40, the number of Parent Ordinary Shares to be issued pursuant to this Section 1.9 shall be reduced to such number of Parent Ordinary Shares having an Aggregate Market Value equal to (x) the number of Parent Ordinary Shares that would, but for this Section 1.9(b)(vi), have been issued, multiplied by (y) £2.40.

         (vii)  An amount of $10 million will be earned and paid in accordance with the provisions of this Section 1.9(b) if (A) Integrated Revenues during the Earn-out Period are greater than $22 million, and (B) prior to June 1, 2003, the following requirements have been met in respect of the software that forms part of Parent's Spirent Communications Teracaw product:

    (x)
    implementation, demonstration and documentation of the architecture and design of a split of the product load generator application (the "application") from the protocol stack (the "stack") such that each of the application and the stack are capable or running on separate central processing units; and

    (y)
    implementation, demonstration and documentation of the architecture and design that both the application and the stack once split in accordance with paragraph (x) above are multi-threaded.

  The requirements set forth in the foregoing clause (B) may be amended by mutual agreement in writing from time to time between Parent's Spirent Communications VP Engineering PAB Calabasas and the Company's VP Engineering.

  If a payment is required to be made under this Section 1.9(b)(vii) and SHC elects to pay cash, SHC shall pay $10 million plus the Equity-Based Adjustment. If SHC elects to require Parent to issue Parent Ordinary Shares then Parent shall issue Parent Ordinary Shares having an Earn-Out Value of $10 million.

          (c)   Integrated Revenues will be determined in the following manner:

            (i)  On the earlier of the date that is seven days following Parent's public announcement of its audited results for the period ending December 31, 2003 and February 28, 2004, Parent will provide the Stockholders' Agents with a written notice (the "Earn-Out Statement") certifying the amount of Integrated Revenues for the Earn-Out Period (the "Integrated Revenues Calculation").

           (ii)  The Earn-Out Statement will be accompanied by evidence, in a form reasonably satisfactory to the Stockholders' Agents, supporting such calculations contained therein. The Surviving Corporation and Parent will timely give, and will cause its advisors, counsel and accountants to timely give, the Stockholders' Agents reasonable access to the Surviving Corporation's and Parent's books, records and personnel reasonably needed for the Stockholders' Agents to verify the Integrated Revenues Calculation stated in the Earn-Out Statement.

          (iii)  The Earn-Out Statement will become final on the 30th day after its delivery unless the Stockholders' Agents provide the Parent with a written notice on or before this date specifying in reasonable detail the amount by which and the reasons they think that the Integrated Revenues Calculation either contains mathematical errors or was not determined in accordance with this Section 1.9 (a "Dispute Notice").

          (iv)  If the Stockholders' Agents deliver a Dispute Notice under Section 1.9(c)(iii), then Parent and the Stockholders' Agents will seek to resolve their disagreement on the Integrated Revenues Calculation by good faith negotiation for 30 days and, if this fails, the Parties will refer the dispute to the Los Angeles office of Deloitte & Touche, LLP (the "Accountants") to resolve such dispute. Parent, on the one hand, and the Stockholders, on the other hand, shall share equally the costs of the Accountants' determination of Integrated Revenues. The determination by the Accountants of the Integrated Revenues for the applicable period shall be final, binding and conclusive on the parties.

           (v)  SHC will pay the Earn-Out Amounts in accordance with Section 1.9(d) on March 31, 2004, unless the Integrated Revenues Calculation remains in dispute as of March 17, 2004, in which case SHC will pay the Earn-Out Amounts on the date that is 10 Business Days after the earlier of:

    (A)
    Parent and the Stockholders' Agents reaching agreement under Section 1.9(c)(iv); or

    (B)
    the Accountants rendering their decision under Section 1.9(c)(iv).

    The date that the Earn-Out Amounts are required to be paid hereunder is referred to as the "Earn-Out Date".

          (d)   The cash payable or Parent Ordinary Shares issuable pursuant to this Section 1.9 shall be allocated to all Stockholders and all holders of Options as of the Effective Time, on a Pro Rata Basis.

          (e)   The cash or Parent Ordinary Shares, if any, allocated with respect to one share of Non-SHC Preferred Stock outstanding as of the Effective Time under this Section 1.9 are herein referred to as the "Non-SHC Preferred Stock Earn-Out Amount." The cash or Parent Ordinary Shares, if any, allocated with respect to one share of Common Stock as of the Effective Time under this Section 1.9 are herein referred to as the "Common Stock Earn-Out Amount." The additional cash or Parent Ordinary Shares, if any, allocated to a New Option in accordance with Section 1.3(a)(iii) pursuant to this Section 1.9 are herein referred to as the "Option Earn-Out Amount". The Non-SHC Preferred Stock Earn-Out Amount, the Common Stock Earn-Out Amount and the Option Earn-Out Amount, collectively, are herein referred to as the "Earn-Out Amounts". If all of the Parent Ordinary Shares issuable as of the Effective Date with respect to a share of Restricted Stock have been released by the Trust to the applicable Restricted Stockholder as of the Earn-Out Date, the Common Stock Earn-Out Amount, if any, will be paid directly to the applicable Restricted Stockholder. If all of the Parent Ordinary Shares issuable as of the Effective Date with respect to a share of Restricted Stock remain held by the Trust as of the Earn-Out Date, the Common Stock Earn-Out Amount, if any, will be paid to the Trust for the benefit of the applicable Restricted Stockholder and shall be held in the same manner as the cash or Parent Ordinary Shares issued to the Trust with respect to such Restricted Stockholder as of the Effective Time are held. If a portion, but not all, of the Parent Ordinary Shares issuable as of the Effective Date with respect to a share of Restricted Stock remains held by the Trust as of the Earn-Out Date, the Common Stock Earn-Out Amount, if any, will be paid to the applicable Restricted Stockholder and the Trust proportionately.

          (f)    Cash or Parent Ordinary Shares, if any, allocated to any Dissenting Stockholder (other than Dissenting Stockholders referred to in Section 1.8(b)) or a holder of Options or a holder of Restricted Stock as of the Effective Time who forfeited its, his or her New Options or from whom New Restricted Stock has been repurchased by the Trust prior to the applicable Earn-Out Date, shall not be paid or issued, as the case may be.

        1.10.    Actions With Respect to Non-Accredited Investors.    If Parent, SHC and Merger Sub shall have not received questionnaires (or other evidence satisfactory to Parent) sufficient to satisfy the condition set forth in Section 6.2.12 within ten days following the date of this Agreement (and in any event prior to the mailing to Stockholders of any of the Notice to Stockholders, the Information Statement or the letter of transmittal referred to in Section 1.6), either (a) the Company shall cause such condition to be met by procuring the purchase of shares of capital stock of the Company held by certain Stockholders who are not accredited investors, or (b) Parent shall be entitled to designate certain Stockholders who are not accredited investors (as Parent may determine in consultation with the Company) as not eligible to receive Parent Ordinary Shares. Any Stockholder so designated will receive, in lieu of Parent Ordinary Shares, cash of equivalent value determined in accordance with the principles set forth in Sections 1.2(a)(ii) or 1.9, as applicable.

ARTICLE II

Representations and Warranties of the Company

        The Company represents and warrants to Parent, SHC and Merger Sub, as of the date of this Agreement and as of the Closing Date, that the statements set forth in this Article II are true and correct, except as expressly set forth in the disclosure schedules attached to this Agreement (the "Company Disclosure Schedules"). The Company Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and shall be deemed to cross reference to the other numbered or lettered paragraphs to which the representation and warranty with respect to which disclosure is made reasonably relates on the face of such disclosure without reference to extrinsic documentation. Moreover, disclosures made on the Company Disclosure Schedules shall not, by virtue of their disclosure, be deemed to be an acknowledgment that disclosure of such information is required under this Article II:

        2.1.    Authorization, etc.

          (a)    Authorization.    The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it will be a party, to perform its obligations under them and to consummate the transactions contemplated by them. The Company has duly authorized its execution and delivery of this Agreement and the other Transaction Agreements to which it will be a party, its performance of its obligations under them, and the consummation of the transactions contemplated by them.

          (b)    Due Execution.    The Company has duly executed and delivered this Agreement and, as of the Closing Date, will have duly executed and delivered the other Transaction Agreements to which it will be a party. This Agreement constitutes, and each such other Transaction Agreement when so executed and delivered will constitute, the Company's legal, valid and binding obligation enforceable against the Company in accordance with its respective terms.

          (c)    Agreement of Stockholders.    The execution and delivery of the Pre-Merger Agreement of Stockholders by the Stockholders party thereto constitute an irrevocable, valid consent in writing of the Stockholders in lieu of a meeting under Section 228 of the DGCL approving this Agreement, the Merger and the transactions contemplated in connection with this Agreement, and such consent, together with the executed and delivered written consent to the Merger by SHC, constitutes all action of Stockholders required under the DGCL, the Company's Certificate of Incorporation and By-Laws or otherwise to approve this Agreement, the Merger and the transactions contemplated by this Agreement.

        2.2.    Stockholders; Capitalization, etc.

          (a)    Stockholders.    Schedule 2.2(a) lists the record owner of each issued and outstanding share of Common Stock and each issued and outstanding share of Preferred Stock as of the date hereof. Each such Stockholder owns of record the Common Stock and Preferred Stock shown in Schedule 2.2(a) as being held by him, her or it. No Subsidiary of the Company holds beneficially or of record any shares of the Company's capital stock.

           (b)  Authorized Capital Stock. The Company's authorized capital stock consists of:

            (i)  36,900,350 shares of Common Stock, 18,092,560 of which are issued and outstanding;

           (ii)  8,404,000 shares of Series A Preferred Stock, 8,039,785 of which are issued and outstanding; and

          (iii)  8,545,500 shares of Series B Preferred Stock, 8,242,421 of which are issued and outstanding.

  The Common Stock and the Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the aforesaid issued and outstanding shares have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state laws. All distributions, if any, made by the Company on its capital stock have been in accordance with the DGCL. The Company has given Parent copies of the documents establishing the rights of the holders of the Preferred Stock.

          (c)    No Equity Interests Held by the Company.    The Company does not own any shares of stock or other equity interests in any Person.

          (d)    No Equity Rights.    Schedule 2.2(d) lists (x) the issued and outstanding Options, the Persons to whom such Options have been issued, the vesting schedule, the exercise price, the acceleration provisions and the forfeiture events with respect to each such Option and (y) all issued and outstanding warrants to purchase capital stock of the Company, the record owners thereof, and the exercise price therefor. Except as disclosed on Schedule 2.2(a) and Schedule 2.2(d), there are no outstanding (i) preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase, acquisition, sale or issuance of any shares of its capital stock or other equity securities or interests, (ii) phantom equity, equity appreciation or similar rights granted or issued by or binding upon the Company which permit the holder thereof to participate in the residual equity value of, or appreciation in the equity value of the Company, (iii) securities, instruments or rights granted or issued by or binding upon the Company which permit the holder thereof, under any circumstances, to vote for the election of members of the Company's board of directors or (iv) securities, instruments or rights granted or issued by or binding upon the Company which are, directly or indirectly, convertible into or exercisable or exchangeable for any of the securities, instruments or rights described in clause (i), (ii) or (iii) above, and no authorization of any of the foregoing has been given by the Company's board of directors or any committee thereof.

        2.3.    No Conflicts, etc.    The Company's execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party, and their consummation of the transactions contemplated by them, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of a Lien (or any obligation to create a Lien) on any of the Company's properties or assets under:

            (i)  any Law applying to the Company or any of its properties or assets;

           (ii)  the Company's Organizational Documents; or

          (iii)  any Contract, or any other agreement or instrument to which the Company is a party or by which any of its properties or assets is bound, except for such conflicts, contraventions, violations, breaches, defaults and creations of rights or Liens that, individually and in the aggregate, would not have or result in a Material Adverse Effect.

        2.4.    Corporate Status.

          (a)    Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its Business and to own or lease and to operate its properties as and in the places where it conducts its Business and owns or leases and operates its properties.

          (b)    Qualification.    The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 2.4(b), which includes each jurisdiction in which the nature of its Business or the properties it owns or leases makes such qualification or licensing necessary, and where the failure to be so qualified or licensed could reasonably be expected to result in a Material Adverse Effect.

          (c)    Organizational Documents.    The Company has given Parent copies of the Company's Organizational Documents, as amended, modified or waived through and in effect on the date of this Agreement. The Company's Organizational Documents are in full force and effect. The Company is not in violation of its Organizational Documents. The Company has also provided Parent with true and correct copies of its minute books, which accurately report all actions taken at meetings and actions by written Consent of directors, committees of the board, if any, and stockholders of the Company since its incorporation.

          (d)    Directors and Officers.    Schedule 2.4(d) lists the Company's directors and officers.

        2.5.    European Union Operations.    Except as stated in Schedule 2.5, the Company does not have any operations or assets in the United Kingdom or the European Union, or derive any revenues or income from the United Kingdom or the European Union.

        2.6.    Financial Statements.

          (a)   The Company has given Parent true and correct copies of the Financial Statements.

          (b)   The Financial Statements are complete and correct, have been derived from the Company's accounting books and records and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented in the Financial Statements (subject, in the case of interim unaudited Financial Statements, only to normal recurring year-end adjustments, and to the lack of footnotes therein).

          (c)   The balance sheets included in the Financial Statements present fairly the Company's financial position as at their respective dates, and the statements of operations, changes in mandatorily redeemable convertible preferred stock and stockholders' deficit and cash flows included in the Financial Statements present fairly the Company's results of operations and cash flows for the periods indicated, subject, in the case of interim, unaudited Financial Statements, only to normal recurring year-end adjustments and to the lack of footnotes therein.

        2.7.    Undisclosed Liabilities, etc.    The Company does not have any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except:

            (i)  as stated in Schedule 2.7;

           (ii)  as and to the extent disclosed or reserved against in the 2001 Balance Sheet or specifically disclosed in the notes to it; and

          (iii)  liabilities and obligations that:

      (A)
      have been incurred after the date of the 2001 Balance Sheet in the ordinary course of business and are not prohibited by this Agreement; and

      (B)
      individually and in the aggregate, would not be material to the Company or have or result in a Material Adverse Effect.

Since December 31, 2001, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably likely to become or result in a Material Adverse Effect.

        2.8.    Absence of Changes.    Since December 31, 2001, except (a) as stated in Schedule 2.8 and (b) as specifically permitted after the date of this Agreement under Section 4.1, the Company has carried on its Business in the ordinary course of business, in substantially the same manner as conducted before that date, and has not:

            (i)  declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

           (ii)  incurred any Indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including any borrowings from or prepayments to any Stockholder) except for borrowings and repayments in the ordinary course of business;

          (iii)  mortgaged, pledged or otherwise subjected to any Lien any of its Real Property or other properties or assets, tangible or intangible (except for Permitted Liens in the ordinary course of business);

          (iv)  forgiven, canceled, compromised, waived or released any debts, claims or rights (except for debts, claims and rights against Persons other than Stockholders forgiven, canceled, compromised, waived or released in the ordinary course of business);

           (v)  modified any Contract or entered into:

      (A)
      any agreement, commitment or other transaction (other than agreements entered into in the ordinary course of business and involving an expenditure of less than $25,000 in each case and $100,000 in the aggregate); or

      (B)
      any agreement or commitment that, pursuant to its terms, the Company cannot cancel without penalty on less than 30 days' notice;

          (vi)  paid a bonus to, or otherwise increased the compensation of, any officer, director, employee, sales representative, distributor, dealer, agent, independent contractor or consultant;

         (vii)  entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

        (viii)  suffered any damage, destruction or loss (whether or not covered by insurance), any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee that, individually or in the aggregate, could have or result in a Material Adverse Effect;

          (ix)  changed in any respect its accounting practices, policies or principles;

           (x)  incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $25,000 in each case or $100,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any other Person's liability or obligation);

          (xi)  except in connection with the sale of its products to customers in the ordinary course of business, transferred, granted or been granted any rights or licenses under, Company Intellectual Property or entered into any licensing or similar agreements or arrangements;

         (xii)  sold any assets worth more than $25,000 in each case or $100,000 in the aggregate (except inventory in the ordinary course of business);

        (xiii)  made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting for them or in policies of employment;

        (xiv)  entered into any settlement regarding the infringement of Company Intellectual Property; or

         (xv)  taken any action or omitted to take any action that would result in the occurrence of any matter in paragraphs (i) to (xiv).

        2.9.    Tax Matters.

          (a)   Except as stated in Schedule 2.9(a):

            (i)  all Tax Returns relating to the Company or its Business or assets required to be filed by or on behalf of the Company have been duly and timely filed and are correct and complete in all respects; and

           (ii)  The Company is not the beneficiary of any extension of time within which to file any Tax Return.

          (b)   Except as stated in Schedule 2.9(b):

            (i)  all Taxes shown to be due and payable on any Tax Return relating to the Company or its Business or assets, or that are or have become payable by the Company or chargeable as a Lien on its Business or assets and are not required to be shown on any such Tax Return, have been duly and timely paid;

           (ii)  The Company has duly and timely withheld all Taxes required to be withheld in connection with its Business or assets, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authorities or properly set aside in accounts for that purpose; and

          (iii)  the Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the Company for all taxable periods or portions of taxable periods through the dates of those Financial Statements.

          (c)   Schedule 2.9(c) lists all claims and issues concerning any liability for Taxes of the Company asserted, raised or threatened in writing at any time by the IRS or any other taxing authority (whether or not they have been finally settled).

          (d)   Schedule 2.9(d) lists the Tax Returns that have been filed by or on behalf of the Company and that are currently the subject of audit or examination by the IRS or any other taxing authority.

          (e)   Except as stated in Schedule 2.9(e), the Company has not:

            (i)  waived any statute of limitations with respect to Taxes;

           (ii)  agreed to any extension of the period for assessment or collection of Taxes; or

          (iii)  executed or filed any power of attorney with respect to Taxes which waiver, agreement or power of attorney is currently in force.

          (f)    Except as stated in Schedule 2.9(f), no written claim against or in respect of the Company has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns or pay or collect Taxes, in respect of a particular type of Tax imposed by that jurisdiction, that the Company is or may be subject to an obligation to file Tax Returns or pay or collect Taxes in respect of such Tax in that jurisdiction.

          (g)   Except as stated in Schedule 2.9(g), the Company is not subject to liability for any other Person's Taxes, whether under Treasury Regulation section 1.1502-6 (or any comparable provision of state, local or foreign Law), as a transferee or successor, by contract (including any Tax allocation, sharing, indemnity or similar agreement or arrangement) or otherwise.

          (h)   Except as stated in Schedule 2.9(h), the Company has not received or applied for a Tax ruling or entered into a closing agreement pursuant to section 7121 of the Code, or any predecessor provision or similar provision of state, local or foreign Law, which application currently is pending or closing agreement currently is in effect.

          (i)    The Company is not a party to or otherwise subject to any arrangement that could reasonably be expected to have the effect of the inclusion of taxable income or gain by the Surviving Company on or after the Closing Date which is attributable to income economically realized on or before the Closing Date.

          (j)    Except as stated in Schedule 2.9(j):

            (i)  The Company is not subject to an election to have the provisions of section 341(f) of the Code apply;

           (ii)  the international boycott factor, as defined in section 999 of the Code, for the Company is zero;

          (iii)  The Company has not agreed to and is not required to make any adjustment under section 481 of the Code or any comparable provision of state, local or foreign Law;

          (iv)  The Company has not entered into any agreement or arrangement, including this Agreement, that could result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of section 280G of the Code;

           (v)  The Company has not consummated any transactions with any of the Stockholders on other than an arm's-length basis within the meaning of section 482 of the Code;

          (vi)  The Company has not made or been subject to elections or constructive elections under section 338 or section 336(e) of the Code or the Treasury Regulations with respect to those sections;

         (vii)  The Company has not used the LIFO inventory method of accounting; and

        (viii)  The Company is not a party to a lease of property under section 7701(h) of the Code.

        2.10.    Assets.

          (a)   The Company has good, valid and marketable title to, or in the case of leased property, has good and valid leasehold interests in, the properties and assets (real, personal or mixed, tangible or intangible), used or held for use in connection with, needed for the conduct of or otherwise material to the Business (the "Assets"), including the Assets reflected in the 2001 Balance Sheet or acquired since December 31, 2001 (except as may be disposed of in the ordinary course of business after the date of this Agreement and in accordance with this Agreement), in each case free and clear of Liens (except Permitted Liens).

          (b)   The Company has maintained all of its tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and its tangible Assets are adequate and suitable for the purposes for which they are presently being used.

          (c)   Schedules 2.10 and 2.11(b) together list tangible Assets having a book value individually exceeding $25,000, including buildings, machinery, equipment and motor vehicles, and identifies the location of those Assets.

          (d)    Net Assets, etc.    The Company's annual net sales (for the purposes of the Hart-Scott Rodino Antitrust Improvement Act of 1965, as amended), are less than $10,000,000, and its total assets (for the purposes of the Hart-Scott Rodino Antitrust Improvement Act of 1965, as amended) are less than $10,000,000.

        2.11.    Real Property.

          (a)    Owned Real Property.    The Company does not own any real property.

          (b)    Leases.    Schedule 2.11(b) lists all Leases (including the address, landlord and tenant). The Company has given Parent true and correct copies of the Leases. Each Lease is legal, valid, binding, in full force and effect and enforceable against the Company and, to the Company's knowledge, against the lessor party thereto. There does not exist under any Lease any default, violation or breach, and no event or condition has occurred or is continuing that constitutes or, after notice or lapse of time or both, would constitute a default, violation or breach under it, on the part of the Company or, to the Company's knowledge, any other Person. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised under it. The Company has good and valid title to the leasehold estate under its Leases free and clear of any Liens (except Permitted Liens and Liens against the landlord or any Person other than the Company as to which the Company has no knowledge). The Company enjoys peaceful and undisturbed possession under its respective Leases. No damage or destruction has occurred with respect to any of the Real Property.

          (c)    Real Property Consents.    Except as stated in Schedule 2.11(c), the execution, delivery and performance of the Transaction Agreements by the Company and the Stockholders who are party to them and the consummation of the transactions contemplated by them, do not and will not require the Consent of any Person under a Lease or any instrument of record or agreement affecting the Real Property. Except as stated in Schedule 2.11(c), the enforceability of the Leases will not be affected by the execution, delivery or performance of this Agreement, and no Lease contains any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement.

        2.12.    Contracts.

          (a)    Disclosure of Contracts    Schedule 2.12(a) lists, as of the date of this Agreement, the written or oral agreements, contracts, offers, instruments, documents, obligations, commitments, transactions, arrangements and understandings to which the Company is a party or by which it or any of its properties or assets may be bound or affected, whether or not legally binding, that:

            (i)  are a lease, sublease, license, occupancy agreement, permit, franchise, insurance policy, agreement or Governmental Approval that relate to the Real Property;

           (ii)  relate to employment, consulting, severance, agency, bonus or other compensation, or are for the benefit of current, future or former employees, or for officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants and represent an obligation of the Company in excess of $25,000 or are otherwise material to the Company (other than offer letters or similar documents evidencing an at-will employment relationship that is terminable by the Company at will without further obligation, payment or penalty);

          (iii)  are a loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, instrument or otherwise relate to borrowing money or obtaining or extending credit;

          (iv)  are a license, licensing arrangement or otherwise relate to the use of, or limit the use of, Intellectual Property (other than ordinary course customer and end-user licenses on terms substantially identical to those contained in sample contracts which the Company has provided to Parent);

           (v)  are a finder's Contract;

          (vi)  relate to a joint venture, partnership or other sharing of profits or expenses;

         (vii)  relate to the acquisition, lease or disposition of the Company or any other Person, any material assets or properties (other than sales of inventory made in the ordinary course of business), any business, or any capital stock or other interest within the last three years, or involving continuing indemnity or other obligations (other than ordinary course customer and end-user licenses on terms substantially similar to those contained in a sample contract or contracts which the Company has provided to Parent);

        (viii)  prohibit or materially restrict the Company's ability to conduct its Business, to engage in any business or operate in any geographical area or to compete with any Person;

          (ix)  relate to buying or selling materials, supplies, products or services, involving aggregate payments of more than $25,000 in each case or $100,000 in the aggregate;

           (x)  cannot be terminated by the Company within 30 days' notice;

          (xi)  are for the direct or indirect benefit of the Stockholders or an Affiliate of the Company;

         (xii)  provide for future payments conditioned, in whole or in part, on a change in control of the Company;

        (xiii)  are a power of attorney (except routine powers of attorney relating to representation before Governmental Authorities or given in connection with importing or exporting of the Company's products or the Company's qualification to conduct business in another jurisdiction); or

        (xiv)  are not entered into in the ordinary course of business, or that are or can reasonably be expected to be material to the Business or to the Company's operations, results of operations, condition (financial or otherwise), assets or properties (the "Contracts"). The Company has given Parent copies of all written Contracts, and accurate descriptions of all material terms of all oral Contracts.

          (b)    Enforceability.    All Contracts are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with their terms, and, to the Company's knowledge, enforceable against each other party to them (except to the extent that any failure to be enforceable, individually and in the aggregate, would not have or result in a Material Adverse Effect, or materially impair the Company's or the Stockholders' ability to perform their respective obligations under a Transaction Agreement). Except as stated in Schedule 2.12(b), there does not exist under any Contract any default, violation or breach, and no event or condition has occurred or is continuing that constitutes or, after notice or lapse of time or both, would constitute a default, violation or breach under it, on the part of the Company or, to the Company's knowledge, any other Person. Except as stated in Schedule 2.12(b), the enforceability of the Contracts will not be affected by the execution, delivery or performance of this Agreement, and no Contract contains any change in control provisions or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by the Transaction Agreements.

        2.13.    Intellectual Property.

          (a)    Definition of "Intellectual Property."    In this Agreement, "Intellectual Property" means:

            (i)  United States and foreign trademarks, service marks, trade names, trade dress, domain names, universal resource locators, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of these) and all goodwill associated with them;

           (ii)  United States and foreign letters patent (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, provisionals, reissues, revisions, divisions, continuations, continuations-in-part, extensions and re-examinations), patent disclosures awaiting filing determination, and improvements to them, and inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements to them;

          (iii)  processes, designs, formulae, trade secrets, know-how, ideas, research and development, manufacturing and production processes and techniques, technical data, copyrightable works, engineering notebooks, confidential information, customer lists, Software, firmware, Internet Web sites, mask works and other semiconductor chip rights and applications, registrations and renewals of them;

          (iv)  industrial designs and registrations and applications for industrial designs;

           (v)  all similar intellectual property rights (including moral rights however denominated);

          (vi)  tangible embodiments of any of the rights in paragraphs (i) to (v) (in any medium including electronic media), and licenses of any of these; and

         (vii)  rights to sue for and remedies against past, present and future infringements of any or of the rights in paragraphs (i) to (vi) and rights of priority and protection of interests in them under the Laws of any jurisdiction.

          (b)    Disclosure.    Schedule 2.13(b) lists the Intellectual Property the Company owns (the "Owned Intellectual Property").

          (c)    Title.    The Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business (the "Company Intellectual Property") is owned by the Company except as stated in Schedule 2.13(c) and except for Company Intellectual Property that is not Owned Intellectual Property and that is so identified on Schedule 2.13(c). Except as stated in Schedule 2.13(c):

            (i)  The Company has the full and exclusive right to use the Company Intellectual Property for the life of that Intellectual Property for any purpose in connection with the Business, free of:

      (A)
      Liens (except for Permitted Liens incurred in the ordinary course of business); and

      (B)
      any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions; and

           (ii)  immediately after the Effective Time, the Surviving Corporation (or one of its Subsidiaries) will own or have licensed to it all the Company Intellectual Property, in each case free of Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect before the Effective Time.

          (d)   Licensing and Similar Arrangements. Schedule 2.13(d) lists all written or oral agreements, arrangements and Laws under which the Company has:

            (i)  licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person (including any Stockholder), other than ordinary course customer and end-user licenses on terms substantially identical to those contained in sample contracts which the Company has provided to Parent; and

           (ii)  had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise) except for mass-marketed "shrinkwrap" Software having a retail price of less than $2,000 per copy.

  All of the agreements, arrangements or Laws stated or required to be stated in Schedule 2.13(d):

    (w)
    are in full force and effect and enforceable in accordance with their terms, and no default exists or is threatened under them by the Company or, to the Company's knowledge, any other Person;

    (x)
    license or permit that which they purport to license or permit;

    (y)
    are free and clear of Liens (except for Permitted Liens incurred in the ordinary course of business); and

    (z)
    do not contain any change in control provisions or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by the Transaction Agreements.

  The Company has given Parent copies of all licenses and arrangements (including amendments, supplements, waivers and other modifications) stated or required to be stated in Schedule 2.13(d).

          (e)    No Infringement.    The conduct of the Business does not infringe or otherwise conflict with any Person's Intellectual Property rights in the United States or in any other country where the Company does business or, to the knowledge of the Company, in any other country. To the Company's knowledge, none of the Company Intellectual Property is being infringed or is otherwise used or available for use by any Person without a license or permission from the Company, except as stated in Schedule 2.13(e).

          (f)    No Intellectual Property Litigation.    No claim or demand of any Person has been made upon the Company in the United States or in any other country in which the Company does business, or, to the Company's knowledge, threatened in any jurisdiction, nor is there any Litigation that is pending in the United States or in any other country in which the Company does business or, to the Company's knowledge, threatened in any jurisdiction that:

            (i)  challenges the Company's rights in respect of the Company Intellectual Property;

           (ii)  asserts that the Company is infringing or otherwise in conflict with, or is (except as stated in Schedule 2.13(f)), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property; or

          (iii)  claims that any default exists under any agreement or arrangement stated or required to be stated in Schedule 2.13(d).

  To the Company's knowledge, none of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment, stipulation or injunction by or with any court, tribunal, arbitrator or other Governmental Authority, or has been the subject of any Litigation since the Company's date of incorporation, whether or not resolved in the Company's favor.

          (g)    Due Registration, etc.    Except as set forth in Schedule 2.13(g), the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any Law in the United States or in any other country where the Company does business, and such registrations, filings, issuances and other actions remain in full force and effect. Except as stated in Schedule 2.13(g), the Company has taken all necessary actions customary in the industry in which the Company operates to ensure full protection of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any Law in the United States or in any other country where the Company does business.

          (h)    Software Licenses; Owned Software.    The Company has valid licenses to the copies of the Software that it does not own used in connection with the Business ("Commercial Software"). The Company's use of this Commercial Software, including modifications and enhancements to it (whether created by the Company or by a third party) fully complies with the terms and provisions of those licenses. The Company owns all right, title and interest in and to all Software marketed or licensed by it to its customers or in development for marketing and licensing to its customers excluding any Commercial Software incorporated into or distributed with such software (collectively, the "Owned Software"), including all Intellectual Property rights in and to it, except for Commercial Software identified in Schedule 2.13(h) that is incorporated into or distributed with the Owned Software. Schedule 2.13(h) lists:

            (i)  the Owned Software; and

           (ii)  the Commercial Software used by the Company in connection with the conduct of its Business (except for mass marketed "shrinkwrap" Software having a retail price less than $2,000 per copy).

          (i)    Infringement, Viruses and Defects Relating to Software.    None of the Owned Software and no use of the Owned Software or, to the Company's knowledge, the Commercial Software by the Company or permitted uses by its licensees, infringes or violates any patent, copyright, trade secret or other Intellectual Property right of any Person or entity in the United States or in any other country where the Company does business, and no claim or demand with respect to any such infringement or violation has been made on the Company or, to the Company's knowledge, threatened. There are no Viruses in the Owned Software. There are no defects in the Owned Software developed by the Company that would prevent it from performing in all material respects in accordance with the published specifications with respect to such Owned Software and, to the Company's knowledge, there are no such defects in any Owned Software acquired from any third party, except in each case where such defects would not materially impair (i) the functionality of the Owned Software, (ii) the Business or (iii) the ability of the Company to perform its obligations under the Transaction Agreements to which it is a party.

          (j)    Cisco Intellectual Property.    The Company has not accessed or used the software, documentation or Intellectual Property rights covered by the Cisco Source License Agreement, dated March 17, 2000 between Cisco Systems, Inc. and the Company in its Business, products or services. None of the Company's products were developed using or incorporating any Intellectual Property of Cisco Systems, Inc.

        2.14.    Insurance.

          (a)   Schedule 2.14 lists:

            (i)  insurance policies maintained (at present or at any time in the past) by or on behalf of the Company; and

           (ii)  insurance claims paid or outstanding since January 1, 1999.

  The Company has given Parent copies of these policies together with all riders and amendments to them.

          (b)   These policies are in full force and effect, and the Company has paid the premiums due. The Company has complied in all material respects with the policies' terms and provisions.

        2.15.    Litigation.

        Except as stated in Schedule 2.15, there is not currently, and never has been any Litigation pending, withdrawn, settled or, to the Company's knowledge, threatened against the Company or its properties or assets. There are no outstanding orders, rulings, decrees, judgments, stipulations or injunctions issued by any Governmental Authority against the Company, or, to the Company's knowledge, that materially affect the Business.

        2.16.    Compliance with Laws and Instruments; Consents.

          (a)    Compliance.    Except as stated in Schedule 2.16(a):

            (i)  The Company is not, and has not been, in default, violation or breach of (and no event or condition has occurred or is continuing that, after notice or lapse of time or both, would constitute a default, violation or breach of):

      (A)
      any Law applying to it or any of its properties, assets, operations or Business;

      (B)
      its Organizational Documents; or

      (C)
      any Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected except in the case of paragraphs (A) and (C) for any such conflicts, breaches, violations and defaults that, individually and in the aggregate, would not have or result in a Material Adverse Effect or materially impair the ability of the Company to perform its obligations under the Transaction Agreements to which it is a party; and

           (ii)  The Company has not received a notice alleging any such conflict, breach, violation or default.

          (b)    Consents.

            (i)  Except as specified in Schedule 2.16(b)(i), the Company is not required to obtain or make any Governmental Approval or other Consent in connection with the execution and delivery of the Transaction Agreements to which it is a party or the consummation of the transactions contemplated thereby.

           (ii)  Schedule 2.16(b)(ii) lists Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business. Except as stated in Schedule 2.16(b)(ii):

      (A)
      all such Governmental Approvals and other Consents have been duly obtained, are held by the Company and are in full force and effect, except for any failure or failures to obtain, or to be in full force and effect, as would not, individually or in the aggregate, be material to the Company;

      (B)
      The Company complies in all material respects, and at all times has complied in all material respects, with the Governmental Approvals and other Consents it holds;

      (C)
      there is no Litigation pending or, to the Company's knowledge, threatened that could result in any such Governmental Approval or Consent being revoked, canceled, suspended, modified or not renewed;

      (D)
      the Company has not been notified that any such Governmental Approval or Consent will be revoked, canceled, suspended or modified, or cannot be renewed in the ordinary course of business; and

      (E)
      there is no reasonable basis known to the Company for any such revocation, cancellation, suspension, modification or nonrenewal; and

      (F)
      the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by them do not and will not violate any such Governmental Approval or Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal of them.

        2.17.    Environmental Matters.    Except as disclosed on Schedule 2.17:

          (a)   The Company is in compliance with and, to its knowledge, at all times has complied with all applicable Environmental Laws. No violation of any Environmental Law by the Company is being alleged in writing or, to the Company's knowledge, threatened.

          (b)   Neither the Company nor, to its knowledge, any other Person has caused or taken any action that will result in any liability or obligation on the part of the Company relating to (x) the environmental conditions on, under or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any predecessor in interest thereto or (y) the past or present use, handling, transport disposal or release of any Hazardous Substances.

          (c)   No work, repair, construction or capital expenditure is required or planned in order for the Business to comply with any Environmental Law.

          (d)   The Company has provided Parent all information in its possession relating to the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company or any predecessor in interest thereto.

        2.18.    Affiliate Transactions.

          (a)    General.    Schedule 2.18(a) lists the agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company, on the one hand, and any Stockholder or, to the Company's knowledge, any of his, her or its Affiliates (other than the Company), on the other hand, are or have been a party or are otherwise bound or affected, and that:

            (i)  were entered into since January 1, 1999;

           (ii)  are currently pending or in effect; or

          (iii)  involve continuing liabilities and obligations.

          (b)    Other Matters.    Except as stated in Schedule 2.18(b), no officer, director or, to the Company's knowledge, employee or stockholder of the Company (or any family member, relative or Affiliate of any such stockholder, officer, director or employee):

            (i)  owns, directly or indirectly (except through their ownership of the Company), and whether on an individual, joint or other basis, an interest in:

      (A)
      any property or asset, real or personal, tangible or intangible, used or held for use in connection with or pertaining to the Business; or

      (B)
      a Person that is a supplier, customer or competitor of the Company,

           (ii)  serves as an officer, director or employee of a Person that is a supplier, customer or competitor of the Company; or

          (iii)  has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company.

        2.19.    Employees, Labor Matters, etc.

          (a)   Except as stated in Schedule 2.19, the Company is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company. Since January 1, 1999 there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. Except as stated in Schedule 2.19, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no petition pending or, to the Company's knowledge, threatened with respect to any employee of the Company.

          (b)   The Company has complied with all Laws relating to the employment or termination of employment of its employees (including the Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities) except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

        2.20.    Employee Benefit Plans and Related Matters; ERISA.

          (a)    Employee Benefit Plans.    Schedule 2.20(a) lists each "employee benefit plan", as defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of the Company or the beneficiaries or dependents of any such employee or former employee (collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Company or any other trade or business, whether or not incorporated, which, together with the Company or any of its Subsidiaries, is or would have been, at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code (such other trades and businesses hereinafter referred to as the "Related Persons"), or to which the Company or any Related Person contributes or is or has been obligated or required to contribute (collectively, the "Plans"). With respect to each such Plan, the Company has made available to Parent copies of:

            (i)  the Plan, if written, or a description of such Plan if not written; and

           (ii)  to the extent applicable to the Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules to them, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under the Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and amendments and modifications to any such document.

  Neither the Company nor any officer of the Company has communicated to any Employee any intention or commitment to modify a Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

          (b)    Qualification.    Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part of it, either (i) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under 501(a) of the Code, (ii) may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance or (iii) has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Plan. The Company has also provided Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of Tax-qualified status of any Plan subject Section 401(a) of the Code.

          (c)    Compliance; Liability.

            (i)  No Plan is subject to section 412 of the Code or section 302 of Title IV of ERISA.

           (ii)  None of the Company, its Subsidiaries or any Related Person has been involved in any transaction that could cause the Company or any Related Person or the Surviving Corporation to be subject to liability under section 4069 or 4212 of ERISA. None of the Company, its Subsidiaries, the Surviving Corporation or any Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that could result in any such liability to the Company, its Subsidiaries, the Surviving Corporation, any such Related Person or any of their Affiliates.

          (iii)  All contributions and premiums required to have been paid by the Company and each Related Person to any employee benefit plan (within the meaning of section 3(3) of ERISA) (including each plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or under any Law or collective bargaining agreement (including ERISA and the Code) have been paid within the earliest time prescribed by any such plan, agreement or Law.

          (iv)  Each of the Plans has been operated and administered in all material respects in compliance with its terms, the Law and applicable collective bargaining agreements. There are no material pending or, to the Company's knowledge, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits, all of which have been fully reserved for on Financial Statements).

           (v)  No Plan is a "multiple employer plan" within the meaning of section 4001(a)(3), 4063 or 4064 of ERISA.

          (vi)  Except to the extent stated in Schedule 2.20(c)(iv), no Employee is or will become entitled to post-employment benefits of any kind by reason of employment with the Company, including death or medical benefits (whether or not insured), other than:

      (A)
      coverage mandated by section 4980B of the Code; or

      (B)
      benefits payable under any Plan qualified under section 401(a) of the Code.

         (vii)  Except for the acceleration of vesting of Options and of Restricted Stock described on Schedule 2.20(c)(vii) and as described in Section 1.3(f), the consummation of the transactions contemplated by the Transaction Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

        (viii)  Schedule 2.20(c)(viii) lists the Company's liabilities and obligations to or in respect of the Employees or the Plans as of the date of this Agreement for:

      (A)
      unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including bonus, incentive and deferred compensation);

      (B)
      unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any Plan; and

      (C)
      severance or other termination benefits relating to, resulting from or arising in respect of any claim of actual or constructive termination of employment occurring on or before the Effective Time or otherwise in connection with the consummation of the transactions contemplated by the Transaction Agreements.

      As of the Closing Dates, such liabilities and obligations will not exceed $50,000.

        2.21.    Immigration.    The Company has complied in all material respects with all applicable U.S. immigration laws to which it is subject. Without limiting the generality of the foregoing, Forms I-9 have been properly completed for all current and former employees of the Company pursuant to the Immigration Reform and Control Act and the regulations thereunder, and the Company has complied with all Forms I-9 record keeping requirements thereunder. The Forms H-1 and TN and all labor certifications filed by the Company with the Immigration and Naturalization Service ("INS") and Department of Labor ("DOL"), respectively, are true and correct in all material respects, and the Company has not been the subject of any audit or investigation by the INS or DOL with respect thereto.

        2.22.    Accounts Receivable.    Except as stated in Schedule 2.22, all accounts receivable reflected on, as of the date of this Agreement, the most recent balance sheet in the Financial Statements and, as of the Closing Date, the most recently delivered balance sheet under Section 4.5:

            (i)  have been generated in the ordinary course of business;

           (ii)  to the Company's knowledge are collectible and not subject to counterclaim or offset (except to the extent reserved against on that balance sheet); and

          (iii)  reflect a bona fide obligation for the payment of goods or services provided by the Company.

All allowances, rebates and cash discounts to the Company's customers are as shown on its books and records and in no event exceed one percent of receivables to which they relate.

        2.23.    Inventories.    To the Company's knowledge, all of its inventories of raw materials and supplies, and all of its inventories of work in progress and finished goods are of good and, usable quality and, except as stated in Schedule 2.23:

            (i)  do not include obsolete or discontinued items;

           (ii)  are of such quality as to meet the quality control standards of the Company and any applicable listing authority quality control standards; and

          (iii)  with respect to finished goods, to the Company's knowledge, are saleable as current inventories at the Company's current prices in the ordinary course of business.

        2.24.    Customers; Sales Representatives.

          (a)   Schedule 2.24(a) lists for each of the years ended December 31, 2001 and 2000 and for the 6-month period ended June 30, 2002:

            (i)  the names and addresses of the Company's ten largest customers based on the aggregate value of goods and services they ordered from the Company during each such period; and

           (ii)  the amount the Company invoiced each such customer during each such period.

          (b)   The Company has not received any notice since June 30, 2001 that any customer of the Company:

            (i)  has ceased, or will cease, to use the Company's products, goods or services;

           (ii)  has reduced, or will reduce, its use of the Company's products, goods or services; or

          (iii)  has sought, or is seeking, to reduce the price it will pay for the Company's products, goods or services.

          (c)   Except as stated in Schedule 2.24(c):

            (i)  The Company is not, and has not been since January 1, 2000, in any dispute with any of its distributors or sales representatives (collectively, the "Sales Representatives");

           (ii)  The Company has a valid and enforceable Contract with each of its Sales Representatives, whether written or in the form of an oral arrangement or understanding;

          (iii)  The Company can terminate each Contract with a Sales Representative without penalty on no more than 60 days notice; and

          (iv)  to the Company's Knowledge, no Sales Representative markets or distributes products, goods or services that compete with products, goods or services of the Company, Parent or any Subsidiary of Parent.

        2.25.    Suppliers; Raw Materials.    No goods or services that are material to the Company are supplied to the Company solely by a single supplier that, if such supply relationship were terminated, could not, to the Company's knowledge, be replaced immediately by an alternate supplier on reasonable terms and conditions.

        2.26.    Products; Product and Service Warranties.

          (a)    Currently Manufactured Products.    Schedule 2.26(a) lists the products that the Company currently manufactures, produces, assembles, sells or markets (the "Products").

          (b)    Warranties.    Schedule 2.26(b) sets out the Company's standard product and service warranty policies for the Products and the Company's services, including terms and conditions of purchase and sale of the Products, and modifications, alterations or waivers that the Company or any of its employees, officers, authorized representatives and agents has made in respect of those policies. The Products and the services provided by the Company with respect to the Products conform in all respects to the Company's standard representations, warranties and other standards and requirements set out in the agreements, orders and commitments for the sale of the Products and the provision of services disclosed in Schedule 2.26(b). Except as required by Law or as stated in Schedule 2.26(b), no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond those standard terms and conditions.

          (c)    Product Liability.    To the Company's knowledge, the Company has no liability or obligation (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, leased, delivered, designed or produced before the Effective Time by, or service rendered before the Effective Time by or on behalf of, the Company or any predecessor, that:

            (i)  is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons; or

           (ii)  is not otherwise fully and adequately reserved against in the 2001 Balance Sheet.

  There are no material defects or flaws in the Owned Software sold or licensed by the Company to its customers in the ordinary course of business, which defects or flaws would prevent that Software from performing in all material respects the tasks and functions for which it was designed in accordance with, and subject to the limitations described in, the manuals, license and sale agreements and other documentation supplied to such customers in connection with the Software.

          (d)    Product Returns.    The Company's products sold before the Effective Time and returned by any purchaser to the Surviving Corporation (or any of its Subsidiaries) following the Effective Time will not exceed in the aggregate, based on the number of Product units shipped, five percent of the aggregate number of Product units of the Company shipped during the 180 day period immediately before the Closing Date.

          (e)    Promotions, etc.    Except as stated in Schedule 2.26(d), there are no performance, deal, promotional or other similar programs of any kind, whether to the trade or consumers, that are outstanding relating to the Company and that have not been fully redeemed.

        2.27.    Bank Accounts.    Schedule 2.27 lists each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every Person authorized to draw on it or having access to it.

        2.28.    Exon-Florio.    The nature the Business will not cause the acquisition of the Company by Parent to be subject to the Exon-Florio Amendment (Section 721 of Title VII of the Defense Protection Act of 1950).

        2.29.    Brokers, Finders, etc.    Except for a fee payable by the Company immediately prior to the Effective Time to Schroders Salomon Smith Barney, all negotiations relating to the Transaction Agreements and the transactions contemplated by them have been carried on without the participation of any Person acting on behalf of the Company or, to the Company's knowledge, any Stockholder in such a manner as to, and the transactions contemplated by them will not otherwise, give rise to any valid claim against the Company, Parent, Merger Sub or the Surviving Corporation or any of their Affiliates for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to the Company on consummation of the transactions contemplated by them.

        2.30.    Disclosure.

          (a)   None of the Transaction Agreements and the certificates, instruments and documents supplied by or on behalf of the Company to Parent, SHC or Merger Sub (or any agent or representative of Parent, SHC or Merger Sub) under or in connection with the Transaction Agreements or the transaction contemplated by them or the information included in the Information Statement (except information provided by or on behalf of Parent, SHC or Merger Sub for inclusion in the Information Statement) contains or will contain any untrue statement of a material fact or omits to state or will omit to state a material fact required to be stated in them or needed to make the statements contained in them not misleading.

          (b)   All forecasts relating to the Company given by or on behalf of the Company to Parent were prepared in good faith and based on assumptions that the Company believed to be reasonable at the time those forecasts were made, provided that no warranty is being provided regarding the Company's ability to achieve such forecasts.

ARTICLE III

Parent's, SHC's and Merger Sub's Representations and Warranties

        Parent, SHC and Merger Sub, jointly and severally, represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

        3.1.    Corporate Status; Authorization, etc.    Each of Parent, SHC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent, SHC and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it will be a party, to perform its obligations under them and to consummate the transactions contemplated by them. Each of Parent, SHC and Merger Sub has duly authorized its execution and delivery of this Agreement and the other Transaction Agreements to which it will be a party, the performance of its obligations under them, and the consummation of the transactions contemplated by them. Each of Parent, SHC and Merger Sub has duly executed and delivered this Agreement, and as of the Closing Date will have duly executed and delivered the other Transaction Agreements to which it will be a party. This Agreement constitutes, and each such other Transaction Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of Parent, SHC and Merger Sub, enforceable against Parent, SHC and Merger Sub in accordance with its terms.

        3.2.    No Conflicts, etc.

          (a)   Each of Parent's, SHC's and Merger Sub's execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party, and its consummation of the transactions contemplated by them, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both):

            (i)  any Law applying to it or any of its properties or assets;

           (ii)  its Organizational Documents; or

          (iii)  any contract, agreement or other instrument to which it is a party (except for violations and defaults that, individually and in the aggregate, would not materially impair its ability to perform its obligations under the Transaction Agreements).

          (b)   Except for the applications referred to in Section 3.5, each of Parent, SHC and Merger Sub do not need to obtain or make any Governmental Approval or other Consent in connection with executing and delivering the Transaction Agreements to which it will be a party, or consummating the transactions contemplated by them (except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not materially impair its ability to perform its obligations under the Transaction Agreements).

        3.3.    Accuracy of Information.    Parent's 20-F filed with the Securities and Exchange Commission on May 17, 2002 does not as of the date of filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or needed to make the statements contained therein not misleading.

        3.4.    Brokers, Finders, etc.    All negotiations relating to the Transaction Agreements and the transactions contemplated by them have been carried on without the participation of any Person acting on behalf of Parent, SHC or Merger Sub in such a manner as to, and the transactions contemplated the Transaction Agreements will not otherwise, give rise to any valid claim against the Company or any of its Affiliates for any brokerage or finder's commission, fee or similar compensation.

        3.5.    Resalability of Parent Ordinary Shares.

          (a)   Parent shall procure application to be made to (i) the UK Listing Authority for the Parent Ordinary Shares issuable hereunder to be admitted to the Official List and (ii) the London Stock Exchange for such Parent Ordinary Shares to be admitted to trading on the London Stock Exchange's Market for listed securities. Prior to the date upon which such Parent Ordinary Shares are issued, all authorizations, approvals, consents and licenses required by Parent to issue such Parent Ordinary Shares will have been obtained and permission will have been granted, subject to allotment, for such Parent Ordinary Shares to be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange's market for listed securities.

          (b)   The allotment and issue of such Parent Ordinary Shares will comply with the Companies Act 1985 (as amended), the Financial Services and Markets Act 2000, Parent's Articles of Association and the Listing Rules of the UK Listing Authority.

          (c)   Any Parent Ordinary Shares allotted under this Agreement will be issued free of all Liens (other than Repurchase Rights) and, as of issuance, will be fully paid-up and non-assessable.

ARTICLE IV

The Company's Covenants

        4.1.    Conduct of Business.    From the date of this Agreement until the Closing Date, except as expressly required by this Agreement or with Parent's prior express written consent, which may be granted or withheld by Parent in its sole but good faith discretion, the Company will:

            (i)  carry on the Business in the ordinary course of business, in substantially the same manner as conducted to date, and use best efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, so its goodwill and going business will be in all material respects unimpaired after the Effective Time;

           (ii)  maintain the tangible Assets and the other tangible properties and assets it owns, leases, occupies, operates or uses in good repair, working order and operating condition (subject to ordinary wear and tear);

          (iii)  use best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to its insurance as of the date of this Agreement;

          (iv)  pay accounts payable and other obligations when they become due and payable in the ordinary course of business, not offer discounts to its customers for early payment of receivables or otherwise alter payment terms with any of its customers, and maintain its level of working capital consistent with past practices;

           (v)  perform in all material respects its obligations under any Contracts, agreements or other instruments relating to or affecting its assets and properties;

          (vi)  comply in all material respects with Laws applying to it or to its Business, assets or properties;

         (vii)  not issue or sell any shares of any class of its capital stock (or any securities convertible into or exchangeable for any such shares) or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to buy or otherwise acquire, or sell or otherwise issue, any such shares (or any securities convertible into or exchangeable for any such shares), other than (i) the issuance of shares of Common Stock upon the exercise, and pursuant to the terms, of Options granted prior to the date hereof, (ii) the issuance of Series A Preferred Stock issuable upon exercise of the warrants listed on Schedule 2.2(d), (iii) the issuance of Common Stock issuable upon conversion of such Series A Preferred Stock, (iv) the issuance of Common Stock upon the conversion of Preferred Stock listed as issued and outstanding in Section 2.2(b) and (v) the grant of Options to Richard Bush, in respect of his service as Chairman of the Board of the Company in 2002, to purchase 50,000 shares of Common Stock, pursuant to the terms of a Letter of Understanding between the Company and Richard Bush dated July 21, 2002, on equivalent terms as the grant of Options to purchase 50,000 shares of Common Stock in respect of such service in 2001 pursuant to a letter between Richard Bush and the Company effective as of January 31, 2001;

        (viii)  not compromise, settle, grant any waiver or release relating to Litigation except to the extent such steps are necessary to preserve the Company's right to continue such Litigation;

          (ix)  with the exception of the amendment(s) to the Company's Certificate of Incorporation described in Section 5(k) of the Pre-Merger Agreement of Stockholders, not cause or permit any amendment, supplement, waiver or modification to or of its Organizational Documents;

           (x)  maintain the Company's good standing in its state of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and maintain the Governmental Approvals and other Consents needed for, or otherwise material to, the Business;

          (xi)  not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire, any business, business organization or division, or any other Person other than Merger Sub;

         (xii)  not take any action or omit to take any action which action or omission would result in a breach of any of the representations and warranties in Section 2.8;

        (xiii)  promptly advise Parent in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could have or result in a Material Adverse Effect or breach this Section 4.1;

        (xiv)  not amend any Tax Return previously filed or settle or compromise any dispute with respect to Taxes, and will conduct all Tax affairs relating to the Company only in the ordinary course of business, in substantially the same manner as conducted to date and in good faith in substantially the same manner as those affairs would have been conducted if this Agreement had not been entered into;

         (xv)  not transfer or grant any rights or licenses under the Company Intellectual Property except in the ordinary course of business and not enter into any settlement regarding the infringement of any Company Intellectual Property; and

        (xvi)  not agree or otherwise commit to take any action prohibited by paragraphs (i) through (xv).

        4.2.    No Solicitation.    During the term of this Agreement, the Company will not, and will cause its Affiliates and Representatives not to:

            (i)  directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person of any of the Shares, any other shares of capital stock or other securities of the Company, or all or a material portion of the Business or of the Company's assets (an "Acquisition Transaction"), except for Permitted Repurchases;

           (ii)  give any non-public information about the Company or the Business to any Person (except Parent, Merger Sub and their Representatives), other than information provided to customers and prospective customers in the ordinary course of business in connection with the promotion of the Company's products and services; or

          (iii)  directly or indirectly, with or through any other Person, market or otherwise publicize (or make any arrangements to market or otherwise publicize) the sale of, or sell, any securities of the Company in a public offering or make any public announcement or disclosure about a public offering.

The Company will promptly notify Parent of any inquiry or proposal it or its Affiliates or Representatives receive relating to an Acquisition Transaction. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than Parent in respect of an Acquisition Transaction.

        4.3.    Materials Delivered to Stockholders.

          (a)   Before the Closing, the Company will deliver to each of its Stockholders of record on the date of this Agreement, in accordance with the Company's Certificate of Incorporation and By-Laws, the DGCL, the California Statute and the Securities Act:

            (i)  a notice (the "Notice to Stockholders") concerning this Agreement, the Merger and the other transactions contemplated by this Agreement, including the determinations and recommendations of the Company's Board of Directors to the effect that its stockholders approve this Agreement and the Merger and including a statement of Dissenting Stockholders' rights; and

           (ii)  an information statement or other disclosure document ("Information Statement") concerning the Merger and the Parent Ordinary Shares that satisfies the requirements of the Securities Act.

          (b)   The Company will give Parent the final form of each of the Notice to Stockholders and the Information Statement three Business Days before delivering it to the Stockholders of record. The Company will ensure that the Notice to Stockholders and Information Statement (except information provided by or on behalf of Parent, SHC or Merger Sub for inclusion in those documents) do not contain any untrue statement of material fact or omit to state a material fact needed to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent will cooperate and reasonably assist the Company in preparing the Information Statement and provide such information regarding itself as the Company reasonably requests for inclusion in the Information Statement.

        4.4.    Access and Information.    So long as this Agreement remains in effect, the Company will (and will cause its Representatives to):

            (i)  give Parent, Merger Sub, their Affiliates and lenders (and the Representatives of any of them) full access during reasonable business hours to the Company's properties, assets, books, contracts, commitments, Tax Returns, reports and records, and give them such documents, records and information with respect to the Company's properties, assets and Business and copies of any work papers as they from time to time reasonably request;

           (ii)  give Parent, Merger Sub, their Affiliates and lenders (and the Representatives of any of them) reasonable access during reasonable business hours to lenders, customers and suppliers, other Persons with whom the Company does or has done business, and other Representatives or other personnel of the Company, as may be necessary or useful to them, in their judgment, in connection with reviewing the Company's properties, assets and Business and the documents, records and information described in Section 4.4(i); and

          (iii)  keep Parent generally informed as to the Business' affairs.

        4.5.    Subsequent Financial Statements and Reports; Review Report.    From the date of this Agreement until the Effective Time, commencing with the month ended June 30, 2002, the Company will:

            (i)  give Parent a monthly management report in scope and detail consistent with the management reports that have historically been distributed to the Company's senior management and have previously been given to Parent; and

           (ii)  timely prepare, and promptly give to Parent, monthly financial statements, in scope and detail consistent with the monthly financial statements that have historically been distributed to the Company's senior management and previously given to Parent. Each financial statement will present fairly the Company's financial position, assets and liabilities as of the date of the financial statement and the results of the Company's operations and its cash flows for the period then ended, in accordance with accounting policies and procedures consistent with those historically used by the Company in preparing such monthly financial statements.

        4.6.    Public Announcements.    Except as required by Law, the Company will not, and will not permit any of its Affiliates or Representatives to, make any public announcement about a Transaction Agreement or the transactions contemplated by a Transaction Agreement without Parent's prior written consent (including consent as to the form and wording of the announcement).

        4.7.    Further Actions.

          (a)   The Company will use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable for the Company to fulfill and perform its obligations under the Transaction Agreements to which it is a party, to cause the conditions to Parent's, SHC's and Merger Sub's obligations in Sections 6.1 and 6.2 to be fulfilled and otherwise to consummate and make effective the transactions contemplated under the Transaction Agreements.

          (b)   On the terms of and subject to the conditions in this Agreement and as soon as practicable after the conditions in Article VI have been fulfilled or waived, the Company will execute in the manner required by the DGCL and file with the Secretary of State of the State of Delaware the instruments and agreements required by the DGCL, and will take such other and further actions required by Law, to make the Merger effective.

          (c)   The Company will, as promptly as practicable:

            (i)  make (or cause to be made) all filings and submissions (including those under the HSR Act) required under any Law applying to the Company, and give reasonable undertakings required in connection with them;

           (ii)  use reasonable best efforts to obtain or make (or cause to be obtained or made) all Governmental Approvals and Consents needed by the Company, in each case in connection with the Transaction Agreements, the Merger or the consummation of the other transactions contemplated under them, provided that the Company will not give any undertakings, make any commitments or enter into any agreements that would bind the Surviving Corporation without Parent's prior written consent; and

          (iii)  prepare and give the Information Statement to the Stockholders.

          (d)   The Company will coordinate and cooperate with Parent in exchanging such information and supplying such reasonable assistance as Parent reasonably requests in connection with the filings and other actions contemplated by Sections 5.2.

          (e)   At all times before the Effective Time, the Company will promptly notify Parent in writing of any fact, condition, event or occurrence that could result in a condition in Section 6.1 or 6.2 not being satisfied, promptly on becoming aware of this.

        4.8.    No Dealing in Parent Ordinary Shares.    Until the earlier of (a) the Closing and (b) the termination of this Agreement under Article VII, the Company will not, and will use commercially reasonable efforts to cause the Company's employees, officers and directors not to, acquire or otherwise deal in any securities of Parent, including Parent Ordinary Shares, without Parent's written consent.

        4.9.    Certificate of Chief Financial Officer.    The Company will provide Parent with a certificate of its Chief Financial Officer on the date that is five Business Days prior to the Closing Date, certifying (a) the aggregate amount of cash used and to be used by the Company prior to or at the Effective Time for the payment of Seller Transaction Expenses, (b) the principal amount of, and the amount of accrued but unpaid interest on, any Indebtedness of the Company to be outstanding as of the Effective Time. Such certificate shall be accompanied by such appropriate documentation as may be reasonably requested by Parent, including, without limitation, receipts, invoices (including, without limitation, final invoices from legal, financial or auditing advisors to the Company or the Stockholders covering all work that is to be borne by the Company or the Stockholders pursuant to Section 9.1) and other statements by service providers.

ARTICLE V

Parent's, SHC's and Merger Sub's Covenants

        5.1.    Public Announcements.    Before the Closing, except as required by Law or the rules of the London Stock Exchange, the New York Stock Exchange or the Listing Rules of the UK Listing Authority, Parent will not, and will not permit any of its Affiliates to, make any public announcement about the Transaction Agreements or the transactions contemplated by them without the Company's prior written consent (including consent as to the form and wording of the announcement).

        5.2.    Further Actions.

          (a)   Each of Parent, SHC and Merger Sub will use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable for each of Parent, SHC and Merger Sub to fulfill and perform its obligations under the Transaction Agreements to which it is a party, to cause the conditions to the Company's obligations in Sections 6.1 and 6.3 to be fulfilled and otherwise to consummate and make effective the transactions contemplated by the Transaction Agreements.

          (b)   On the terms of and subject to the conditions in this Agreement and as soon as practicable after the conditions in Article VI have been fulfilled or waived, Parent will execute in the manner required by the DGCL the instruments and agreements required by the DGCL, and will take such other and further actions required by Law, to make the Merger effective.

          (c)   Parent will, as promptly as practicable:

            (i)  make (or cause to be made) all filings and submissions (including those under the HSR Act, if applicable,) required under any Law (including, without limitation, state securities or blue sky laws) applying to Parent, SHC or Merger Sub, and give reasonable undertakings required in connection with them; and

           (ii)  use reasonable best efforts to obtain or make (or cause to be obtained or made) all Governmental Approvals and needed by Parent, SHC or Merger Sub, in each case in connection with the Transaction Agreements, the Merger or the consummation of the other transactions contemplated by the Transaction Agreements including, without limitation, any Governmental Approvals necessary for the issuance of the Parent Ordinary Shares pursuant to Section 1.2(a)(ii) and the Parent Ordinary Shares issuable upon the exercise of New Options.

          (d)   Each of Parent, SHC and Merger Sub will coordinate and cooperate with the Company in exchanging such information and supplying such reasonable assistance as the Company reasonably requests in connection with the filings and other actions contemplated by Section 4.7.

          (e)   Parent will cooperate with and assist the Company in preparing the Information Statement and provide such information regarding itself as the Company reasonably requests for inclusion in the Information Statement.

          (f)    Notwithstanding anything to the contrary in this Section 5.2, none of Parent, SHC or Merger Sub nor any of their Affiliates will be required to take any action that involves divesting an existing business of Parent or any of its Affiliates or the Surviving Corporation, that involves unreasonable expense or burden or that could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by the Transaction Agreements.

        5.3.    Employee Benefits Matters.

          (a)   Individuals who become employed by the Surviving Corporation from and after the Effective Time shall be referred to herein as "Affected Employees." Each Affected Employee will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) offered to employees of the Surviving Corporation from time to time (the "Surviving Corporation Employee Benefit Plans") pursuant to the terms of each such Plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of the Surviving Corporation. During the period commencing on the Effective Time and continuing for one year thereafter, the Surviving Corporation will provide the Affected Employees with non-wage benefits that are substantially similar in the aggregate to such benefits provided by subsidiaries of Spirent Communications, Inc. to similarly situated employees.

          (b)   Parent and SHC will cause the Surviving Corporation to recognize the employment service of each Affected Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any Surviving Corporation Employee Benefit Plan. Each Affected Employee's years of service with the Company shall be otherwise recognized for all general employment purposes including, without limitation, seniority, vacation, personal time and similar general employment purposes.

          (c)   In the event that the Trust does not timely satisfy any of its obligations to deliver cash or Parent Ordinary Shares to any Stockholder, Parent shall promptly deliver or cause to be delivered such cash or Parent Ordinary Shares in the amount and number sufficient to satisfy such obligations.

        5.4.    Operation of the Surviving Corporation.    During the Earn-Out Period, Parent and SHC will operate the business of the Surviving Corporation in accordance with the principles set forth on Schedule 5.4, provided that Parent and SHC will not be deemed to have failed to perform this covenant for the purposes of the indemnification provisions set forth in the Pre-Merger Agreement of Stockholders or the Post-Merger Agreement of Stockholders unless Parent fails to remedy a breach and the parties fail to agree on an appropriate reduction in the Qualifying Revenues targets (as such term is used in Schedule 5.4), in either case within the time periods specified in Schedule 5.4.

ARTICLE VI

Conditions Precedent

        6.1.    Conditions to Obligations of Each party.    The Company's, Parent's, SHC's and Merger Sub's obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing Date of the following conditions:

          6.1.1.    Consents.    The Parties have obtained or made the Governmental Approvals and Consents they must make or obtain in connection with executing and delivering the Transaction Agreements or consummating the transactions contemplated by the Transaction Agreements. The Company and the Stockholders have given copies of their Governmental Approvals and Consents to Parent, SHC and Merger Sub, and Parent, SHC and Merger Sub have given copies of their Governmental Approvals and Consents to the Company and the Stockholders' Agents.

          6.1.2.    No Injunction, etc.    The transactions contemplated by the Transaction Agreements have not been restrained, enjoined or otherwise prohibited or made illegal by any Law (including an order, injunction, decree or judgment of a court or other Governmental Authority); and no Law that would have such an effect has been promulgated, entered, issued or determined by any court or other Governmental Authority to apply to a Transaction Agreement. No action, proceeding or investigation is pending or threatened by any Governmental Authority or other Person on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent or to delay or make materially more costly the transactions contemplated by the Transaction Agreements, or to recover any material damages or obtain other material relief as a result of those transactions, or that otherwise relates to the application of any such Law.

        6.2.    Conditions to Obligations of Parent, SHC and Merger Sub.    Parent's, SHC's and Merger Sub's obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing Date of the following additional conditions:

          6.2.1.    Representations, Performance.

          (a)   The Company's representations and warranties in this Agreement and the Company's and the Stockholders' representations and warranties in each other Transaction Agreement and in any certificate or other document delivered in connection hereto or thereto:

            (i)  are true and correct in all Material Respects at and as of the date of this Agreement; and

           (ii)  will be repeated and are true and correct in all Material Respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time.

          (b)   The Company has performed and complied in all Material Respects with the agreements, covenants and conditions that it must perform or comply with before or at the Effective Time under this Agreement and in each other Transaction Agreement.

          (c)   The Stockholders have performed and complied in all Material Respects with all agreements, covenants and conditions that they must perform or comply with before or at the Effective Time under each Transaction Agreement to which they are a party.

          (d)   The holders of not more than 2% of the Common Stock (assuming the conversion of all shares of Non-SHC Preferred Stock) shall have exercised or shall be eligible to exercise Appraisal Rights.

          (e)   The Company has delivered to Parent, SHC and Merger Sub a certificate, dated the Closing Date and signed by the Company's Chief Executive Officer and Chief Financial Officer and by the Stockholders' Agents confirming the items in paragraphs (a) through (d).

          6.2.2.    Directors' Resignations.    The Company's directors immediately prior to the Effective Time shall have submitted their resignations or been removed from office effective as of the Effective Time.

          6.2.3.    FIRPTA Certificate.    The Company has delivered to Parent a statement, as contemplated under and meeting the requirements of sections 1.897-2(g)(2) and 1.1445-2(c)(3) of the Treasury Regulations, to the effect that the Shares do not constitute a U.S. real property interest as of the Closing Date under section 897(c)(1) of the Code and the Treasury Regulations.

          6.2.4.    No Material Adverse Effect.    No event, occurrence, fact, condition, change, development or effect exists, has occurred or has been threatened since December 31, 2001 that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to become or result in, a Material Adverse Effect, other than events generally affecting the industry in which the Company is engaged or resulting from general economic or political conditions (including changes in interest rates or securities prices) or changes in accounting practices, that do not have a materially more adverse effect on the Company's business, operations, results of operations, conditions, properties (including intangible assets) or liabilities than that experienced by similar businesses.

          6.2.5.    Non-Competition Agreements; Employment Agreements.    The Company, on the one hand, and each of the Key Employees and Richard Bush, John Dunham, Christopher Harvey, Michael E. Franzino, Robert Leon Gadbois II, Joseph Saunders, and any employee of the Company who, immediately before the Effective Time, owns stock in and options to buy stock in the Company which in aggregate represent 1% or more of the Company's outstanding stock on a fully diluted basis, respectively, on the other hand, have executed a Non-Competition Agreement, and each such Non-Competition Agreement has not been amended and is in full force and effect. The Company and each of the Key Employees, respectively, have executed an Employment Agreement, and each such Employment Agreement has not been amended and is in full force and effect.

          6.2.6.    Other Transaction Agreements.    Each of the Company and each applicable Stockholder has executed each of the other Transaction Agreements to which it is a party.

          6.2.7.    Termination of Agreements.    Each of (i) the Voting Agreement of the Company, dated as of October 16, 2001, (ii) the Amended and Restated Investor Rights Agreement of the Company, dated as of October 16, 2001 and (iii) the Amended and Restated Co-Sale Agreement of the Company, dated as of October 16, 2001 has been terminated.

          6.2.8.    Counsel's Opinion.    Parent has received an opinion, addressed to it and dated the Closing Date, from Venture Law Group, a Professional Corporation, counsel to the Company, in form and substance reasonably satisfactory to Parent, substantially in the form of Exhibit I.

          6.2.9.    Indebtedness, etc.    All promissory notes or other Indebtedness owing to the Company from any officer or director of the Company, or from any Stockholder (other than the promissory notes listed on Schedule 2.18(b)(ii)), and all of the Company's Indebtedness (except for ordinary trade payables not more than 60 days past their due date and pursuant to the Epic Lease), have been paid in full. Parent shall be reasonably satisfied that it or the Surviving Corporation will have a valid and enforceable security interest in the Parent Ordinary Shares issued pursuant to Section 1.2(a)(ii) with respect to the promissory notes listed on Schedule 2.18(b)(ii). The ownership of the domain names "Cawnetworks.com", "caw.com" and "icrow.com" shall have been transferred to the Company in exchange for payment to John Dunham and Digital Merchant, Inc., respectively of the original registration fee and any costs paid by Mr. Dunham or Digital Merchant, Inc. for their maintenance.

          6.2.10.    No Injunction, etc.    No Governmental Authority has instituted or has pending any action, proceeding or investigation:

            (i)  seeking to prohibit or materially limit the ownership or operation by the Company, Parent, Merger Sub or the Surviving Corporation (or any of their Affiliates) of a material portion of the Business or the Company's assets or to compel the Company, the Surviving Corporation, or any of their Affiliates to dispose of or hold separate a material portion of the Business or the Company's assets, as a result of the Merger or any of the other transactions contemplated by the Transaction Agreements;

           (ii)  seeking to impose material limitations on Parent's, SHC's or Merger Sub's ability to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment under this Agreement (including the right to vote those Shares on all matters properly presented to the Stockholders);

          (iii)  seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect a material portion of the Business or the Company's operations;

          (iv)  requiring Parent or any of its Affiliates to divest Shares; or

           (v)  which otherwise is reasonably likely to have a Material Adverse Effect or which is reasonably likely to have a Parent Material Adverse Effect attributable to Parent's contemplated ownership of the Company or its Business.

          6.2.11.    No Regulatory Order.    There is no Law (including any order, injunction, decree, or judgment of a court or other Governmental Authority), including with respect to competition or antitrust matters, promulgated, entered, issued or determined with respect to or deemed applicable to, or any Consent withheld, or any other action taken with respect to (a) Parent, Merger Sub, the Company or any of their Subsidiaries or Affiliates or (b) the Merger or any of the other transactions contemplated by the Transaction Agreements by any Governmental Authority or court, other than the application to the Merger or any of the other transactions contemplated by this Agreement of waiting periods under the HSR Act, if any, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraphs (i) through (v) of Section 6.2.10.

          6.2.12.    Accredited Investors.    No more than 35 Stockholders immediately before the Effective Time fail to be "accredited investors", as defined in Rule 501 under the Securities Act, and Parent, SHC and Merger Sub have received questionnaires attesting to this status in form and substance satisfactory to Parent, SHC and Merger Sub sufficient to demonstrate fulfillment of the condition in this Section 6.2.12.

          6.2.13.    Disclosure Documents.    The Company has delivered the Notice to Stockholders and Information Statement to the address of record of each Stockholder.

          6.2.14.    Corporate and Other Proceedings.    The Company shall have obtained all requisite corporate approvals for the transactions contemplated by the Transaction Agreements, and obtained all requisite documents and instruments incident to such approvals, and Parent and its counsel have received all such documents and instruments, or copies of them, certified if requested, as they reasonably request.

          6.2.15.    Payment of Seller Transaction Expenses.    All Seller Transaction Expenses shall have been paid in full, and the Chief Executive Officer of the Company shall have delivered to Parent a certificate to the effect that, to his knowledge, there are no unpaid Seller Transaction Expenses for which the Surviving Corporation could become liable after the Effective Time.

          6.2.16.    Identity of Holders of Options.    Each holder of an Option immediately prior to the Effective Time shall be an employee of the Company.

          6.2.17.    Contractual Consents.    The Company has obtained written consent in respect of the Merger under: (i) the Software License and Distribution Agreement between the Company and Icon Laboratories, Inc., dated March 15, 2002, (ii) the QNX OEM Support Agreement between the Company and QNX Software Systems Ltd., dated April 21, 2001, (iii) the QNX Software Systems Ltd. Custom License Certificate Terms and (iv) the Cisco Source License Agreement, between the Company and Cisco Systems, Inc. effective as of March 17, 2000; in each case in accordance with the terms of the relevant agreement.

          6.2.18.    Cisco.    The letter dated July 17, 2002 from Cisco Systems Inc. to the Company relating to the Cisco Source License Agreement dated as of March 17, 2000 and related matters is in full force and effect and has not been modified or superseded since the date thereof.

          6.2.19.    Separation Agreements.    The Company shall have entered into legally binding formal separation agreements with each of John Dunham and Christopher Harvey, in form and substance satisfactory to Parent, on the terms set out in the letters of intent dated July 19, 2002 between the Company and each of John Dunham and Christopher Harvey with such amendments, if any, agreed between the parties to those letters and approved by Parent in writing.

        6.3.    Conditions to Obligations of the Company.    The Company's obligations to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, on or before the Closing Date, of the following additional conditions:

          6.3.1.    Representations, Performance, etc.

          (a)   Parent's, SHC's and Merger Sub's representations and warranties in Article III and in each other Transaction Agreement, and in any certificate or other document delivered in connection hereto or thereto:

            (i)  are true and correct in all Material Respects at and as of the date of this Agreement; and

           (ii)  will be repeated and are true and correct in all Material Respects at and as of the Effective Time with the same effect as though made at and as of such time.

          (b)   Each of Parent, SHC and Merger Sub has performed and complied in all Material Respects with the agreements, covenants and conditions that it must perform or comply with before or at the Effective Time under this Agreement and in each other Transaction Agreement.

          (c)   Each of Parent, SHC and Merger Sub has delivered to the Company a certificate dated the Closing Date and signed by its President or a Vice President confirming the items in paragraphs (a) and (b).

          6.3.2.    No Parent Material Adverse Effect.    Since May 17, 2002, no event (a "Parent Material Adverse Effect") has occurred that is or may be materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Parent and its Affiliates taken as a whole (the "Parent Group") other than:

            (i)  events generally affecting the industries in which the Parent Group is engaged or resulting from general economic or political conditions (including changes in interest rates or securities prices) or changes in accounting practices, that do not have a materially more adverse effect on the Parent Group's business, operations, results of operations, condition, properties, assets or liabilities than that experienced by similar businesses; and

           (ii)  changes in the trading price of Parent Ordinary Shares.

          6.3.3.    Counsel's Opinions.    The Company has received opinions, addressed to it and dated the Closing Date, from Linkaters, UK counsel to Parent, and Debevoise & Plimpton, special U.S. counsel to Parent, in forms and substance reasonably satisfactory to the Company, substantially in the form of Exhibits J-1 and J-2, respectively.

          6.3.4.    Other Transaction Agreements.    Each of Parent, SHC and Merger Sub has executed each of the other Transaction Agreements to which it is a party.

          6.3.5.    Corporate Proceedings.    Parent, SHC and Merger Sub shall have obtained all requisite corporate approvals for the transactions contemplated by the Transaction Agreements, and obtained all requisite documents and instruments incident to such approvals, and the Company and its counsel have received all such documents and instruments, or copies of them, certified if requested, as they reasonably request.

          6.3.6.    Parent Ordinary Shares.    Parent has obtained the Governmental Approvals it needs to issue the Parent Ordinary Shares issuable at the Effective Time and the Parent Ordinary Shares issuable pursuant to the exercise of New Options.

ARTICLE VII

Termination

        7.1.    Termination.    This Agreement may be terminated prior to the Effective Time:

          (a)   on the written agreement of Parent and the Company;

          (b)   on Parent, SHC or Merger Sub delivering a written notice to the Company if Parent is not at such time in material breach of any Transaction Agreement and:

            (i)  The Company's or the Stockholders' representations and warranties contained in any Transaction Agreement are not true and correct in all Material Respects at and as of the date when made, or are not true and correct in all Material Respects as of the Effective Time as though made on and as of such date; or

           (ii)  The Company or the Stockholders have failed to perform and comply with, in all Material Respects, the agreements, covenants and conditions they must perform or comply with before the time of such termination under any of the Transaction Agreements to which they are a party, and have not cured this failure within 30 days following notice of it.

          (c)   on the Company delivering a written notice to Parent, SHC and Merger Sub if neither the Company nor any Stockholder is in material breach of any Transaction Agreement to which it is a party and:

            (i)  Parent's, SHC's and Merger Sub's representations and warranties contained in the Transaction Agreements are not true and correct in all Material Respects at and as of the date when made, or are not true and correct in all Material Respects as of the Effective Time as though made on and as of such date; or

           (ii)  Parent, SHC or Merger Sub has failed to perform and comply with, in all Material Respects, the agreements, covenants and conditions it must perform or comply with before the time of such termination under any of the Transaction Agreements, and has not cured this failure within 30 days following notice of it.

          (d)   Any time after October 31, 2002, on the Company or Parent delivering a written notice of termination to the other party if the Closing has not occurred as of the date of that notice and the terminating party is not then in material breach of any Transaction Agreement to which it is a party (and, if the Company is the terminating party, no Stockholder is then in material breach of any Transaction Agreement to which it is a party).

        7.2.    Effect of Termination.

          (a)   If this Agreement is terminated under Section 7.1, this Agreement (except Sections 2.29, 3.4, 4.6, 5.1, 9.1, 9.2, 9.3 and 9.4) will be void and have no effect, without any liability to any Person in respect of it or of the transactions contemplated by this Agreement on the part of any party, or any of its directors, officers, Representatives, stockholders or Affiliates, except for any liability resulting from that party's breach of this Agreement (which in the case of Parent, includes Merger Sub and vice versa).

          (b)   In the event that this Agreement is terminated in accordance with the terms of Section 7.1, either Parent or the Company will have the right (but not the obligation) to terminate the Commercial Agreement, effective immediately, notwithstanding anything to the contrary contained in the Commercial Agreement. In connection with any such termination of the Commercial Agreement, Parent and the Company will negotiate in good faith to ensure that existing customers and customer commitments are properly handled and shall further negotiate in good faith to determine whether another commercial agreement should be entered into on revised terms. Parent and the Company intend this Section 7.2(b) to be a legal, valid and binding amendment to the Commercial Agreement, which, except as set forth herein, shall otherwise remain in full force and effect.

ARTICLE VIII

Definitions

        8.1.    Terms Generally.    In this Agreement:

            (i)  references to Sections, Exhibits and Schedules mean Sections of, and Exhibits and Schedules to, this Agreement (unless the context otherwise requires);

           (ii)  "include", "includes" and "including" are deemed to be followed by "without limitation";

          (iii)  the definitions in Article VIII and elsewhere in this Agreement apply to both the singular and plural forms of the terms defined;

          (iv)  whenever the context requires, pronouns include the corresponding masculine, feminine and neuter forms; and

           (v)  except as otherwise expressly provided, references to "dollars" or "$" mean the lawful money of the United States of America, and references to "£" mean pounds sterling.

        8.2.    Certain Terms.    Whenever used in this Agreement, capitalized terms have the meanings given to them as set forth below, unless the context otherwise requires.

        Acquisition Transaction:    defined in Section 4.2(i).

        Affiliate:    of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. "Control" means having, directly or indirectly, the power to direct or cause the direction of a Person's policies, whether through owning voting securities, by contract or credit arrangement, as trustee or executor, or otherwise and "controlled by" and "under common control with" have corresponding meanings).

        Aggregate Market Value:    the applicable number of Parent Ordinary Shares, multiplied by the Market Price.

        Agreement:    this Merger Agreement, including its Exhibits and Schedules.

        Appraisal Rights:    rights of Dissenting Stockholders to the proposed Merger, including rights of appraisal under the DGCL, the California Statute and the Company's Certificate of Incorporation and By-Laws.

        Assets:    defined in Section 2.10(a).

        Business:    the Company's business and operations as currently conducted or as currently contemplated by the Company to be conducted prior to giving effect to the transactions contemplated hereby.

        Business Day:    a day, other than a Saturday or a Sunday, when banks in London and New York are lawfully open for business.

        California Statute:    defined in 1.8.

        Certificates:    defined in Section 1.6.

        Certificate of Merger:    defined in Section 1.4(b).

        Closing:    defined in Section 1.4(a).

        Closing Date:    defined in Section 1.4.

        Code:    the Internal Revenue Code of 1986, as amended.

        Commercial Agreement:    the Technology, Development and Reselling Agreement, between Spirent Communications, Inc. and the Company, dated October 26, 2001.

        Commercial Software:    defined in Section 2.13(h).

        Common Stock:    defined in Section 1.2(a)(i).

        Common Stock Closing Amount:    means cash (in U.S. Dollars) equal to the quotient obtained by dividing (x) (i) $49 million minus (ii) the amount of Seller Transaction Expenses paid by the Company prior to or at the Effective Time other than Seller Transaction Expenses for which the Company is responsible pursuant to Section 9.1(a)(ii), and (iii) the principal amount of, and the amount of any accrued but unpaid interest on, any Indebtedness of the Company outstanding as of the Effective Time, in excess of the outstanding amount under the Epic Lease as of the Effective Time (not to exceed $280,000) by (y) the number of Fully Diluted Shares as of the Effective Time.

        Common Stock Earn-Out Amount:    defined in Section 1.9(e).

        Common Stock Merger Consideration:    defined in Section 1.2(a)(i).

        Company:    defined in the first paragraph of this Agreement.

        Company Intellectual Property:    defined in Section 2.13(c).

        Company's knowledge:    the actual knowledge of any of the Company's officers or directors, along with Trevor Binns, after reasonable inquiry of the Company employees having responsibility for the relevant matter.

        Confidentiality Agreement:    defined in Section 9.2.

        Consent:    a consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

        Contract:    defined in Section 2.12(a)

        DGCL:    the Delaware General Corporation Law.

        Deferred Consideration:    defined in Section 1.2(a)(ii)(A).

        Dispute Notice:    defined in Section 1.9(c)(iii).

        Dissenting Stockholder:    defined in Section 1.8(a).

        Dissenting Shares:    defined in Section 1.8(a).

        Early Exercise Restricted Stock:    Common Stock that is held by a Restricted Stockholder as of the Effective Date and is subject to a Repurchase Right pursuant to the early exercise of an unvested Option granted to the Restricted Stockholder under the Company's 2000 Stock Plan.

        Earn-Out Amounts:    defined in Section 1.9(e).

        Earn-Out Period:    defined in Section 1.9(b)(i).

        Earn-Out Date:    defined in Section 1.9(c)(v).

        Earn-Out Value:    for any number of Parent Ordinary Shares, such number of Parent Ordinary Shares multiplied by £1.20 (as proportionately adjusted for stock splits, reverse splits, and the like), converted to U.S. Dollars using the Exchange Rate.

        Effective Price:    the greater of (x) the average daily closing mid-market price of a Parent Ordinary Share as published in the UK Listing Authority's Daily Official List during the 10 Business Day period ending on the Business Day that is one Business Day before the Closing and (y) £1.20 (as appropriately adjusted for stock splits, reverse splits, and the like).

        Effective Time:    defined in Section 1.4(b).

        Employees:    Defined in Section 2.20(a).

        Employment Agreement:    an employment and severance agreement substantially in the form of Exhibit E.

        Environmental Law:    any foreign, federal, state or local law, statute, regulation, rule, order, ordinance, decree, injunction, judgment, governmental approval or any other requirement of law (including common law) regulating or relating to the protection of human health or safety, natural resources or the environment, including, but not limited to, laws relating to pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of Hazardous Substances.

        Epic Lease:    shall mean the Equipment Finance Agreement No. 1122-01 between the Company and Epic Funding Corporation, undated, Equipment Finance Agreement No. 1122-02 between the Company and Epic Funding Corporation, dated November 31, 2000, and Equipment Finance Agreement No. 1122-03 between the Company and Epic Funding Corporation dated January 12, 2001.

  Equity-Based Adjustment:

          (a)   in the case of the first sentence of Section 1.9(b)(iii), (i) $666,666.67 divided by the U.S. Dollar Equivalent of £1.20, multiplied by (ii) the U.S. Dollar Equivalent of the result (which may be negative) when £1.20 is subtracted from the lesser of (x) £2.40 and (y) the Market Price;

          (b)   in the case of clause (x) of the first sentence of Section 1.9(b)(iv), (i) $20 million divided by the U.S. Dollar Equivalent of £1.20, multiplied by (ii) the U.S. Dollar Equivalent of the result (which may be negative) when £1.20 is subtracted from the lesser of (x) £2.40 and (y) the Market Price;

          (c)   in the case of clause (y) of the first sentence of Section 1.9(b)(iv), (i) $400,000.00 divided by the U.S. Dollar Equivalent of £1.20, multiplied by (ii) the U.S. Dollar Equivalent of the result (which may be negative) when £1.20 is subtracted from the lesser of (x) £2.40 and (y) the Market Price;

          (d)   in the case of clause (A) of the first sentence of Section 1.9(b)(v), (i) $50 million divided by the U.S. Dollar Equivalent of £1.20, multiplied by (ii) the U.S. Dollar Equivalent of the result (which may be negative) when £1.20 is subtracted from the lesser of (x) £2.40 and (y) the Market Price; and

          (e)   in the case of clause (B)(x) of the first sentence of Section 1.9(b)(v), (i) $40 million divided by the U.S. Dollar Equivalent of £1.20, multiplied by (ii) the U.S. Dollar Equivalent of the result (which may be negative) when £1.20 is subtracted from the lesser of (x) £2.40 and (y) the Market Price;

          (f)    in the case of clause (B)(y) of the first sentence of Section 1.9(b)(v), (i) $142,857.15 multiplied by (ii) the U.S. Dollar Equivalent of the result (which may be negative) when £1.20 is subtracted from the lesser of (x) £2.40 and (y) the Market Price; and

          (g)   in the case of clause (vii) of Section 1.9(b), (i) $10 million divided by the U.S. Dollar Equivalent of £1.20, multiplied by (ii) the U.S. Dollar Equivalent of the result (which may be negative) when £1.20 is subtracted from the lesser of (x) £2.40 and (y) the Market Price.

        ERISA:    the Employee Retirement Income Security Act of 1974, as amended.

        Escrow Agent:    The Bank of New York, or such other agent as determined in accordance with the Escrow Agreement.

        Escrow Amount:    $5,000,000.

        Escrow Agreement:    the Escrow Agreement among the Stockholders, the Stockholders' Agents, Parent and the Escrow Agent (as defined in the Escrow Agreement) substantially in the form of Exhibit F.

        Exchange Rate:    the average £/US$ daily closing mid-price exchange rate, as published in The Financial Times over the 10 Business Days ending on the Business Day that is one Business Day before the Closing Date or Earn-Out Date, as applicable (not counting the Closing Date or Earn-Out Date, as the case may be, itself).

        Expenses:    the expenses, costs and fees (including attorneys', auditors' and financial advisors' fees) incurred in connection with the transactions contemplated by the Transaction Agreements.

        Financial Statements:    the Company's consolidated financial statements as of and for the period from November 17, 1999 to December 31, 2000 and for the fiscal year ended December 31, 2001 (together with reports on those year-end statements by PricewaterhouseCoopers), including in each case a balance sheet, a statement of operations, a statement of changes in mandatorily redeemable convertible preferred stock and stockholders' deficit, and a statement of cash flows, and accompanying notes and monthly management financial reports for the months ended January 31, February 28, March 31, April 30 and May 31, 2002.

        Fully Diluted Shares:    the aggregate number of (i) shares of Common Stock issued and outstanding (other than any shares of Common Stock held in the Company's treasury), (ii) shares of Common Stock into which each issued and outstanding share of Non-SHC Preferred Stock is convertible as of the Effective Time, (iii) shares of Common Stock into which each issued and outstanding Option is exercisable as of the Effective Time (regardless of vesting schedules) and (iv) shares of Common Stock issuable upon the conversion of the maximum number of shares of Preferred Stock into which any warrants issued by the Company are exercisable as of the Effective Time.

        Governmental Approval:    any Consent of, with or to any Governmental Authority.

        Governmental Authority:    (i) a nation or government, or state or other political subdivision of a nation or government;

           (ii)  an entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or relating to government;

          (iii)  a court, tribunal or arbitrator; and

          (iv)  with respect to Parent, any self-regulatory organization.

        Hazardous Substances:    means any substance, material, chemical, compound, product, pollutant or contaminant that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas or related materials (ii) requires remedial action under any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous substance" or words of similar import thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law, excluding common, properly maintained office and janitorial supplies.

        HSR Act:    the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under it.

        Income Tax:    any Taxes computed in whole or in part based on or by reference to net income, capital, net worth or profit and any franchise, alternative, minimum, accumulated earnings or personal holdings company Tax (including related interest penalties and additions).

        Indebtedness:    as applied to any Person, means, without duplication:

            (i)  indebtedness for borrowed money;

           (ii)  obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument;

          (iii)  that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in accordance with U.S. GAAP;

          (iv)  notes payable and drafts accepted representing extensions of credit;

           (v)  any obligation owed for all or any part of the deferred purchase price of property or services (including deferred salary), which purchase price is due more than six months from the date of incurring the obligation in respect of it; and

          (vi)  all indebtedness and obligations of the types described in the paragraphs (i) to (v) above to the extent secured by any Lien on any property or asset that Persons owns or holds regardless of whether that Person has assumed the secured indebtedness or the indebtedness is nonrecourse to that Person's credit.

        Information Statement:    defined in Section 4.3(a)(ii).

        Integrated Revenues:    the actual revenues in respect of the Qualifying Products and Services, of Parent and its subsidiaries, recognized in accordance with U.S. GAAP and consistent with Parent's accounting policies and measured in U.S. dollars (based on prevailing exchange rates at the time of sale(if necessary)), excluding intra-group revenues and after deduction of any discounts, returns or credit notes issued.

        Intellectual Property:    defined in Section 2.13(a).

        IRS:    the Internal Revenue Service.

        Key Employees:    Andrew Foss, Dana Granoski, Michael Stevens, Douglas Bergh, John Kenney, Roy Chua, Philip Joung, Roland Hendel, John Blakkan and Andrew Pearce.

        Law:    the applicable provisions of:

            (i)  constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority;

           (ii)  Governmental Approvals; and

          (iii)  orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

        Leases:    the real property leases, subleases, licenses and occupancy agreements under which the Company is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

        Lien:    a mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including those arising under a Contract.

        Litigation:    an action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

        London Stock Exchange:    London Stock Exchange plc.

        Market Price:    the average daily closing mid-market price of a Parent Ordinary Share as published in the UK Listing Authority's Daily Official List during the 10 Business Day period ending on the Business Day that is one Business Day before the Closing Date or the Earn Out Date, as the case may be.

        Material Adverse Effect:    (i) an event, occurrence, fact, condition, change, development or effect that is or is reasonably likely to be materially adverse to the Company's Business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities; or

           (ii)  a material impairment of the Company's ability to perform its obligations under a Transaction Agreement.

        Material Respects:    "all Material Respects" means:

            (i)  in the case of representations or warranties containing a materiality qualification, all respects; and

           (ii)  in the case of other representations and warranties, all material respects.

        Merger:    defined in the first Recital of this Agreement.

        Merger Consideration:    the Common Stock Merger Consideration, the Parent Ordinary Shares and cash, if any, issued pursuant to Section 1.2(a)(ii), the Non-SHC Preferred Stock Merger Consideration, and the New Options issued pursuant to Section 1.3.

        Merger Sub:    defined in the first paragraph of this Agreement.

        New Option:    defined in Section 1.3.

        New Restricted Stock:    defined in Section1.2(a)(ii)(B).

        Non-Competition Agreement:    a non-competition agreement substantially in the form of Exhibit H.

        Non-SHC Preferred Stock:    each share of Preferred Stock other than the shares of SHC Preferred Stock.

        Non-SHC Preferred Stock Earn-Out Account:    defined in Section 1.9(e).

        Non-SHC Preferred Stock Merger Consideration:    defined in Section 1.2(b)(i).

        Notice to Stockholders:    defined in Section 4.3(a)(i).

        Official List:    The official list maintained by the UK Listing Authority.

        Old Restricted Stock:    Common Stock that was initially granted to a Restricted Stockholder pursuant to a restricted stock purchase agreement, common stock purchase agreement or stock purchase right and which is held by the Restricted Stockholder as of the Effective Date and is subject to a Repurchase Right.

        Option:    defined in Section 1.3.

        Option Earn-Out Amount:    defined in Section 1.9(e).

        Organizational Documents:    certificate or articles of incorporation, certificates of designations and by-laws.

        Owned Intellectual Property:    defined in Section 2.13(b).

        Owned Software:    defined in Section 2.13(h).

        Parent:    defined in the first paragraph of this Agreement.

        Parent Group:    defined in 6.3.2.

        Parent Material Adverse Effect:    defined in 6.3.2.

        Parent Ordinary Share:    an ordinary share, par value £0.033, of Parent.

        Permitted Liens:    (i) Liens reserved against in the 2001 Balance Sheet (to the extent so reserved);

           (ii)  Liens for Taxes not yet due and payable; or

          (iii)  Liens described in Schedule 8.1.

        Permitted Repurchases:    defined in Section 4.1(vii).

        Person:    a natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

        Plans:    defined in Section 2.20(a).

        Post-Merger Agreements of Stockholders:    the agreements to be entered into among Parent, SHC and each Stockholder that is not a party to the Pre-Merger Agreement of Stockholders, each to be substantially in the form of Exhibit K hereto.

        Preferred Stock:    means the Series A Preferred Stock and the Series B Preferred Stock.

        Pre-Merger Agreement of Stockholders:    the Pre-Merger Agreement of Stockholders, dated as of the date hereof, among Parent, Merger Sub and the Stockholders party thereto.

        Prime Rate:    the interest rate publicly announced by Citibank N.A. from time to time in New York City as its prime rate.

        Products:    defined in Section 2.26(a).

        Pro Rata Basis:    a proportionate amount based on ownership of Common Stock, assuming, as applicable, (i) the exercise in full of any warrants to purchase capital stock of the Company, (ii) the conversion into Common Stock of all shares of Non-SHC Preferred Stock, including the shares of Series A Preferred Stock into which any warrants are exercisable and (iii) the exercise of all Options (regardless of vesting schedules), each immediately prior to the Effective Time.

        Qualifying Products and Services:    the following products and services: (i) the standalone WebReflector and WebAvalanche products of the Company at the date hereof, including any developments thereof; (ii) the Spirent TeraCaw product, including any development thereof; (iii) Spirent SMB 6000 chassis sold where such chassis are sold at the same time as, and specifically for use with, Spirent TeraCaw product; (iv) future Parent products which utilize technology owned by the Company at the date hereof; (v) Spirent software applications where such applications are sold at the same time as, and specifically for use with, Spirent TeraCaw product; (vi) future Parent products developed by, or in conjunction with, individuals employed by the Company at the date hereof, as agreed in writing by Parent and the Stockholders' Agents from time to time; and (vii) maintenance contracts and professional service arrangements provided in connection with the above.

        Real Property:    interests leased under the Leases, together with the real property that the Company operates or occupies on the date of this Agreement or at the Effective Time (including the structures, facilities, improvements, fixtures, systems, equipment and items of property located on, attached to or appurtenant to that real property) and related easements, licenses, rights and appurtenances.

        Related Persons:    defined in Section 2.20(a).

        Representatives:    as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

        Repurchase Right:    the right of the Company to repurchase shares of Restricted Stock held by a Restricted Stockholder at the original cost to the Restricted Stockholder in the event that such Restricted Stockholder's termination of employment occurs prior to the vesting date(s) of such shares of Restricted Stock.

        Restricted Consideration:    defined in Section 1.2(a)(ii)(B).

        Restricted Stock:    Common Stock of the Company that is either Old Restricted Stock or Early Exercise Restricted Stock.

        Restricted Stockholder:    an Employee of the Company who holds Restricted Stock.

        Sales Representatives:    defined in Section 2.24(c)(i).

        Securities Act:    the Securities Act of 1933, and the rules and regulations promulgated under it.

        Seller Transaction Expenses:    defined in Section 9.1(a)(ii).

        Series A Preferred Stock:    the Series A Preferred Stock of the Company, par value $.0001 per share.

        Series B Preferred Stock:    the Series B Preferred Stock of the Company, par value $.0001 per share.

        Shares:    shares of Common Stock and shares of Preferred Stock.

        SHC:    defined in the first paragraph of this Agreement.

        SHC Preferred Stock:    defined in the Recitals to this Agreement.

        Software:    all computer software and databases, including application software and system software, including all source code and object code versions, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes and similar items), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

        Stockholders:    each holder of Shares identified on Schedule 2.2(a) and any other Person who becomes a holder of Shares in the period from the date of this Agreement until immediately before the Effective Time (whether by exercising outstanding options, transfer or otherwise).

        Stockholders' Agents:    as defined in the Agreement of Stockholders.

        Subsidiary:    each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

        Surviving Corporation:    defined in Section 1.1(a).

        Tax:    any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies (including related interest, penalties and additions).

        Tax Return:    any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment to it, and including any amendment to it.

        Transaction Agreements:    this Agreement, the Escrow Agreement, the Pre-Merger Agreement of Stockholders, the Post-Merger Agreements of Stockholders, the Employment Agreements and the Non-Competition Agreements.

        Treasury Regulations:    the regulations prescribed under the Code.

        Trust:    defined in Section 1.2(a)(ii).

        2001 Balance Sheet:    the Company's audited balance sheet as of December 31, 2001 included in the Financial Statements.

        2000 Stock Plan:    the Company's 2000 Stock Plan, as amended.

        UK Listing Authority:    The UK Financial Services Authority in its capacity as competent authority under the UK Financial Services Act 1986.

        U.S. Dollar Equivalent:    For any amount of British pounds, the equivalent amount of U.S. dollars determined using the Exchange Rate.

        U.S. GAAP:    United States generally accepted accounting principles, as in effect at the time of the relevant date of, or period covered by, the applicable financial reports.

        Virus:    a computer program that performs an illicit activity or replicates itself on a computer or network of computers and thereby damages other computer programs or data located on that computer or network or otherwise causes a defect in the operation of that computer or network.

ARTICLE IX

Miscellaneous

        9.1.    Expenses.

          (a)   Except as provided in this Section 9.1 or as otherwise specifically provided in this Agreement, whether or not the transactions under this Agreement are consummated:

            (i)  Parent or SHC will pay the Expenses of Parent, SHC and Merger Sub. In addition, Parent or SHC will pay 100% of the standard, base fees and expenses of the Escrow Agent pursuant to the Escrow Agreement.

           (ii)  The Company's and the Stockholders' Expenses (the "Seller Transaction Expenses"), will be paid by the Stockholders prior to or at the Effective Time, provided that the Company shall pay (i) one-half of the fee payable by the Company to Schroders Salomon Smith Barney for its services to the Company in connection with the Merger, provided further that the maximum amount payable by the Company pursuant to this clause (i) is $1 million and (ii) up to $350,000 of the fees and expenses of Venture Law Group, a Professional Corporation, in connection with the Merger through the Effective Time. For the avoidance of doubt, all other Seller Transaction Expenses will be paid by the Stockholders, except to the extent that they are deducted from the Common Stock Closing Amount pursuant to the definition of Common Stock Closing Amount.

          (b)   Neither Parent, Merger Sub, the Company nor the Surviving Corporation will bear any Taxes that relate to the purchase and sale of the Shares under this Agreement (including transfer Taxes, gains Taxes and income Taxes resulting directly from such sale of the Shares), unless specifically provided to the contrary in this Agreement.

        9.2.    Confidentiality.    The Parties will continue to be bound by the confidentiality agreement, dated April 25, 2001 (the "Confidentiality Agreement") between Parent and the Company until the Effective Time, at which time the Confidentiality Agreement will terminate automatically. The Company agrees that it will, and will use its best efforts to cause its officers, directors, employees, agents, advisers and Representatives to, hold in strict confidence the data and information supplied by Parent (unless this information is or becomes readily ascertainable from public or published information) and will not, and will use its best efforts to ensure that such other Persons do not, disclose that information to others without Parent's prior written consent.

        9.3.    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered personally, (b) sent by certified or registered mail (airmail if sent internationally with postage prepaid, (c) sent by next day or overnight mail or delivery or (d) sent by facsimile or telegram, as follows:

            (i)  if to Merger Sub or Parent, to:

      Spirent plc
      Spirent House
      Crawley Business Quarter
      Fleming Way, West Sussex
      RH 10ZQL, United Kingdom

      Fax: 44-129-351-0927
      Attention: Company Secretary

      with a copy to counsel to Merger Sub and Parent (which will not constitute notice) to:

      Debevoise & Plimpton
      919 Third Avenue New York, New York 10022
      Fax: (212) 909-6836
      Telephone: (212) 909-6000
      Attention: Robert F. Quaintance, Jr.

           (ii)  if to the Company, to:

      Caw Networks, Inc.
      67 East Evelyn Avenue, Suite 350
      Mountain View, CA 94041
      Fax: (650) 961-2769
      Attention: Andrew Foss

      with a copy to counsel to the Company (which will not constitute notice) to:

      Venture Law Group
      2775 Sand Hill Road
      Menlo Park, CA 94025
      Fax: (650) 233-8386
      Telephone: (650) 854-4488
      Attention: Elias J. Blawie

or, in each case, at such other address as specified in writing to the other Parties in accordance with this Section 9.3.

        All such notices, requests, demands, waivers and other communications will be deemed to have been received (w) if by personal delivery, on the next Business Day after delivery, (x) if by next day or overnight mail or delivery, on the day delivered, or (y) if by facsimile or telegram, on the next Business Day following the day after transmission (provided that a copy is also sent by overnight mail or delivery with postage prepaid).

        9.4.    Governing Law; Submission to Jurisdiction.

          (a)   THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES TO THE EXTENT THAT THESE CONFLICT OF LAW RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF ANOTHER JURISDICTION'S LAWS.

          (b)   In the event there is a controversy regarding the transactions contemplated by this Agreement prior to the Effective Time, each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts located in the State of California, City and County of Los Angeles solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party to this Agreement hereby waives as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction, that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party to this Agreement hereby consents to grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        9.5.    Binding Effect.    This Agreement will be binding on and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

        9.6.    Assignment.    No party to this Agreement can assign or transfer this Agreement without the other Parties' prior written consent except that Parent, SHC or Merger Sub may assign this Agreement to any wholly-owned direct or indirect Subsidiary of Parent, provided that no such assignment will affect Parent's, SHC's or Merger Sub's obligations or liabilities under this Agreement.

        9.7.    No Third Party Beneficiaries.    Except for the right of the Stockholders to receive the Merger Consideration at or after the Effective Time, nothing in this Agreement confers any rights on any Person other than the Parties and their respective heirs, successors and permitted assigns.

        9.8.    Amendment; Waivers, etc.

          (a)    Writing Requirement.    No amendment, modification or discharge of this Agreement, and no waiver under it, will be valid or binding unless in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

          (b)    Extent of Waiver.    Any such waiver under this Agreement will constitute a waiver only with respect to the specific matter described in the writing and will not impair the rights of the party granting the waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege under it, will constitute a waiver of any other breach or default of a similar nature, or a waiver of any of such provisions, rights or privileges.

        9.9.    Survival; Remedies.

          (a)   The representations and warranties in this Agreement will survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties and the completion of the transactions contemplated by this Agreement as set forth in the Agreement of Stockholders.

          (b)   Prior to the Effective Time, the Company shall indemnify the Buyer Indemnitees (as such term is defined in the Agreement of Stockholders) for any Losses (as such term is defined in the Agreement of Stockholders) incurred by the Buyer Indemnitees arising out of a breach by the Company of this Agreement, and Parent, SHC and Merger Sub shall indemnify the Seller Indemnitees (as such term is defined in the Agreement of Stockholders) for any Losses (as such term is defined in the Agreement of Stockholders) incurred by the Seller Indemnitees arising out of a breach by Parent, SHC or Merger Sub of this Agreement.

          (c)   The Company acknowledges and agrees that Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Parent, SHC and Merger Sub acknowledge and agree that the Company would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Parent, SHC or Merger Sub could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled at law or in equity, each of Parent and the Company shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or undertaking.

          (d)   The rights and remedies in this Agreement are cumulative and none excludes any other, or any rights or remedies that a party hereto may otherwise have at law or in equity, subject, however, to the limitations on rights and remedies set forth in Section 4(g) of the Agreement of Stockholders.

          (e)   The rights and remedies of any party based on, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition are not limited by the fact that the act, omission, occurrence or other state of facts on which any claim of such an inaccuracy or breach is based may also be the subject matter of another representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Company and of Parent, SHC and Merger Sub will not be affected or waived because of any investigation made by or on behalf of Parent, SHC or Merger Sub (including by any of their advisors, consultants or Representatives), in the case of the representations and warranties of the Company, or by or on behalf of the Company (including but not limited to by way of its advisors, consultants or Representatives), in the case of the representations and warranties of Parent, SHC and Merger Sub or because Parent, SHC or Merger Sub, on the one hand, or the Company, on the other hand, or any of those advisors, consultants or Representatives knew or should have known that the representation or warranty is or might be inaccurate.

        9.10.    Entire Agreement.    This Agreement, including the Company Disclosure Schedules and other Schedules and Exhibits, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of, and supersede all prior agreements and understandings (both written and oral) between, the Parties with respect to its subject matter.

        9.11.    Severability.    If any provision (including any phrase, sentence, clause, section or subsection) of this Agreement is invalid, inoperative or unenforceable for any reason, this will not make that provision invalid, inoperative or unenforceable in any other case or circumstance, or make any other provision invalid, inoperative, or unenforceable.

        9.12.    Headings.    The headings in this Agreement are for convenience only and do not affect its interpretation.

        9.13.    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will together constitute one and the same instrument.

        9.14.    U.S. Securities Laws.    This Agreement, the negotiations relating to it and the transactions contemplated by it do not constitute an offer of Parent Ordinary Shares to any Person that is not an "accredited investor", as defined in Rule 501 under the Securities Act.

        9.15.    Guarantee of Performance.    Parent will cause SHC and Merger Sub to perform their respective obligations under this Agreement, subject to its terms and conditions, and shall guarantee their performance to the extent not so performed by SHC or Merger Sub.

        The Parties have duly executed this Agreement as of the date first written above.

SPIRENT PLC
By:	Name: Title:
SPIRENT HOLDINGS CORPORATION
By:	Name: Title:
CANCUN ACQUISITION CORP.
By:	Name: Title:
CAW NETWORKS, INC.
By:	Name: Title:

S-1

AGREEMENT AND PLAN OF MERGER

by and among

SPIRENT plc,

SPIRENT HOLDINGS CORPORATION,

CANCUN ACQUISITION CORP. and

CAW NETWORKS, INC.

Dated as of July 21, 2002

i

ARTICLE III
Parent's, SHC's and Merger Sub's Representations and Warranties
3.1.	Corporate Status; Authorization, etc		32
3.2.	No Conflicts, etc.		32
3.3.	Accuracy of Information		33
3.4.	Brokers, Finders, etc		33
3.5.	Resalability of Parent Ordinary Shares.		34
ARTICLE IV
The Company's Covenants
4.1.	Conduct of Business		34
4.2.	No Solicitation		36
4.3.	Materials Delivered to Stockholders		36
4.4.	Access and Information		37
4.5.	Subsequent Financial Statements and Reports; Review Report		37
4.6.	Public Announcements		37
4.7.	Further Actions		37
4.8.	No Dealing in Parent Ordinary Shares		38
4.9.	Certificate of Chief Financial Officer		38
ARTICLE V
Parent's, SHC's and Merger Sub's Covenants
5.1.	Public Announcements		38
5.2.	Further Actions		39
5.3.	Employee Benefits Matters		39
5.4.	Operation of the Surviving Corporation		40
ARTICLE VI
Conditions Precedent
6.1.	Conditions to Obligations of Each party		40
	6.1.1.	Consents	40
	6.1.2.	No Injunction, etc	40
6.2.	Conditions to Obligations of Parent, SHC and Merger Sub		40
	6.2.1.	Representations, Performance	40
	6.2.2.	Directors' Resignations	41
	6.2.3.	FIRPTA Certificate	41
	6.2.4.	No Material Adverse Effect	41
	6.2.5.	Non-Competition Agreements; Employment Agreements	41
	6.2.6.	Other Transaction Agreements	41
	6.2.7.	Termination of Agreements	41
	6.2.8.	Counsel's Opinion	42
	6.2.9.	Indebtedness, etc	42
	6.2.10.	No Injunction, etc	42
	6.2.11.	No Regulatory Order	42
	6.2.12.	Accredited Investors	43
	6.2.13.	Disclosure Documents	43
	6.2.14.	Corporate and Other Proceedings	43

	6.2.15.	Payment of Seller Transaction Expenses	43
	6.2.16.	Identity of Holders of Options	43
	6.2.17.	Contractual Consents	43
	6.2.18.	Cisco	43
	6.2.19.	Separation Agreements	43
6.3.	Conditions to Obligations of the Company		43
	6.3.1.	Representations, Performance, etc.	43
	6.3.2.	No Parent Material Adverse Effect	44
	6.3.3.	Counsel's Opinions	44
	6.3.4.	Other Transaction Agreements	44
	6.3.5.	Corporate Proceedings	44
	6.3.6.	Parent Ordinary Shares	44
ARTICLE VII
Termination
7.1.	Termination		45
7.2.	Effect of Termination		45
ARTICLE VIII
Definitions
8.1.	Terms Generally		46
8.2.	Certain Terms		46
ARTICLE IX
Miscellaneous
9.1.	Expenses		55
9.2.	Confidentiality		55
9.3.	Notices		55
9.4.	Governing Law; Submission to Jurisdiction		56
9.5.	Binding Effect		57
9.6.	Assignment		57
9.7.	No Third Party Beneficiaries		57
9.8.	Amendment; Waivers, etc.		57
9.9.	Survival; Remedies		57
9.10.	Entire Agreement		58
9.11.	Severability		58
9.12.	Headings		58
9.13.	Counterparts		59
9.14.	U.S. Securities Laws		59
9.15.	Guarantee of Performance		59

Exhibits
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of By-Laws of the Surviving Corporation
Exhibit C-1	Form of Rollover Old Restricted Stock Agreement
Exhibit C-2	Form of Rollover Early Exercise Restricted Stock Agreement
Exhibit D	Certificate of Merger
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Stock Option Assumption Agreement
Exhibit H	Form of Non-Competition Agreement
Exhibit I	Form of Opinion of Venture Law Group
Exhibit J-1	Form of Opinion of Linklaters
Exhibit J-2	Form of Opinion of Debevoise & Plimpton
Exhibit K	Post-Merger Agreement of Stockholders
Exhibit 2.2(a)	List of Company Stockholders
Exhibit 2.2(d)	List of Optionholders
Exhibit 2.8(v)	Accounts Payable over $25,000 since December 31, 2001
Exhibit 2.8(vi)	Increases in compensation since December 31, 2001
Exhibit 2.12(a)(ii)	Outstanding promissory notes related to the purchase of stock or exercise of option grants
Exhibit 2.13(g)	Due Registration
Exhibit 2.26(b)	Standard Product and Service Warranties
Schedules
Schedule 2.2	Stockholders; Capitalization, etc.
Schedule 2.3	No Conflicts, etc.
Schedule 2.4	Corporate Status
Schedule 2.5	European Union Operations
Schedule 2.7	Undisclosed Liabilities, etc.
Schedule 2.8	Absence of Changes
Schedule 2.9	Tax Matters
Schedule 2.10	Assets
Schedule 2.11	Real Property
Schedule 2.12	Contracts
Schedule 2.13	Intellectual Property
Schedule 2.14	Insurance
Schedule 2.16	Compliance with Laws and Instruments; Consents
Schedule 2.18	Affiliate Transactions
Schedule 2.20	Employee Benefit Plans and Related Matters; ERISA
Schedule 2.24	Customers; Sales Representatives
Schedule 2.26	Products; Product and Service Warranties
Schedule 2.27	Bank Accounts
Schedule 5.4	Earn-Out Conditions

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